                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Gaylord Entertainment Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         GAYLORD ENTERTAINMENT COMPANY
                               ONE GAYLORD DRIVE
                           NASHVILLE, TENNESSEE 37214

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1999
                             ---------------------

     You are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders (the "Annual Meeting") of Gaylord Entertainment Company (the "Company") to be held at the Presidential Ballroom, Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee, on Thursday, May 13, 1999, at 10:00 a.m. for the following purposes:

          1. To elect three Class II directors, each director to serve for a three-year term and until such person's successor is duly elected and qualified;

          2. To amend the Company's Amended and Restated 1997 Stock Option and Incentive Plan to increase the number of shares authorized for grant and issuance pursuant thereto;

          3. To approve and adopt the Company's Employee Stock Purchase Plan;

          4. To ratify the appointment of Arthur Andersen LLP as the independent accountants of the Company; and

          5. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 18, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

     You are cordially invited to attend the meeting. The Opryland Hotel has reserved a limited number of rooms at a special rate of $160, single and double occupancy, per night. If you would like a room, please make reservations by Friday, May 7, 1999, by calling (615) 316-6003 and requesting the Gaylord Entertainment Company Annual Stockholders' Meeting rate.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE ANNUAL MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROXY MAY BE REVOKED BY A STOCKHOLDER AT ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ATTACHED PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                       /s/ Thomas J. Sherrard
                                          THOMAS J. SHERRARD
                                          Secretary

Nashville, Tennessee
March 31, 1999

                         GAYLORD ENTERTAINMENT COMPANY

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1999

                             ---------------------

To Our Stockholders:

     This Proxy Statement is furnished to stockholders of Gaylord Entertainment Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the date, time, and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders or at any adjournment or adjournments thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy. The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on March 18, 1999 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is March 31, 1999. The principal executive offices of the Company are located at One Gaylord Drive, Nashville, Tennessee 37214.

     As of the Record Date, there were 32,809,448 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

     A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is not present at the time of the Annual Meeting, or if for any reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the stockholders.

     Unless a contrary choice is indicated, all duly executed proxies received prior to or at the Annual Meeting will be voted in accordance with the instructions set forth on the back side of the proxy card. Directors must be elected by a plurality of the votes of the shares present (in person or by proxy) and entitled to vote for the election of directors. All other matters shall be determined based upon the vote of a majority of the shares present (in person or by proxy) and entitled to vote on the matter. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power with regard to the other proposal and has not received specific instructions from the beneficial owner as to how to vote on that proposal. Abstentions are, in effect, votes against proposals presented to stockholders other than the election of directors. Broker non-votes have no effect on proposals submitted to stockholders.

     Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, FOR the election of all director nominees and FOR all other proposals described in this Proxy Statement. Any stockholder of the Company has the unconditional right to revoke his proxy at any time prior to the voting thereof by any action inconsistent with the proxy, including notifying the Secretary of the Company in writing at One Gaylord Drive, Nashville, Tennessee 37214; by executing a subsequent proxy; or by personally appearing at the meeting and casting a contrary vote. No such revocation will be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, officers of the Company may solicit proxies by telephone or facsimile transmission. Upon request, the Company will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

  Corporate Background

     Until September 30, 1997, the Company was a wholly owned subsidiary of a corporation which was then known as Gaylord Entertainment Company ("Old Gaylord"). On October 1, 1997, Old Gaylord consummated a transaction with CBS Corporation ("CBS"), formerly known as Westinghouse Electric Corporation, and G Acquisition Corp., a wholly owned subsidiary of CBS ("Sub"), pursuant to which Sub was merged (the "CBS Merger") with and into Old Gaylord, with Old Gaylord continuing as the surviving corporation and a wholly owned subsidiary of CBS. Prior to the CBS Merger, Old Gaylord was restructured (the "Restructuring") by transferring its assets and liabilities, other than the cable network TNN and the U.S. and Canadian operations of the cable network CMT, as well as certain other related assets and liabilities, to the Company and its subsidiaries. Following the Restructuring, on September 30, 1997, Old Gaylord distributed (the "Distribution") pro rata to its stockholders all of the outstanding capital stock of the Company. In addition, immediately following the CBS Merger, the Company changed its name to Gaylord Entertainment Company. Unless the context otherwise requires, references in this Proxy Statement to the "Company" for periods prior to the Distribution are to Old Gaylord.

PROPOSAL ONE -- ELECTION OF CLASS II DIRECTORS

     The Board of Directors of the Company is divided into three classes (Class I, Class II, and Class III). At each annual meeting of stockholders, directors constituting one class are elected for a three-year term. Directors are elected by a plurality of the affirmative votes cast for the election of directors at the Annual Meeting. The Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate"), provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The current Board of Directors is comprised of nine members, three of whom will be elected at the Annual Meeting. Since the 1998 Annual Meeting of Stockholders, Craig L. Leipold and Howard L. Wood were designated by unanimous action of the Board of Directors to fill vacancies created by expansion of the Board of Directors as provided in the Restated Certificate. The Board of Directors of the Company has nominated and recommends to the stockholders Martin C. Dickinson, Christine Gaylord Everest and Howard L. Wood, each of whom is an incumbent Class II director, for election as Class II directors to serve until the annual meeting of stockholders in 2002 and until such time as their respective successors are duly elected and qualified.

     If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information as of the Record Date with respect to the nominees for election as Class II directors and with respect to Class I and Class III directors (who are not nominees for election at the Annual Meeting) is set forth below.

                           CLASS II DIRECTOR NOMINEES
                    (TO BE ELECTED; TERMS EXPIRING IN 2002)
--------------------------------------------------------------------------------

Martin C. Dickinson           Director since 1974                         Age 63

Mr. Dickinson has been a director of the Company since 1974. He is a retired officer of Scripps Bank in La Jolla, California and has been a director of that bank since 1990. Mr. Dickinson is also a director of The Oklahoma Publishing Company ("OPUBCO"), a newspaper publishing company and an affiliate of the Company, CBS Corporation, and the National Cowboy Hall of Fame & Western Heritage Center, and is the chairman of the Scripps Foundation for Medicines and Sciences.

--------------------------------------------------------------------------------

Christine Gaylord Everest     Director since 1976                         Age 47

Mrs. Everest has been a director of the Company since 1976. She has served as vice president of OPUBCO since June 1996, as secretary of OPUBCO since June 1994, and as senior assistant secretary of OPUBCO from October 1991 until June 1994. Mrs. Everest is also a director of OPUBCO. Mrs. Everest is the daughter of Mr. Edward L. Gaylord and the sister of Mr. E. K. Gaylord II, both of whom are directors and executive officers of the Company.

--------------------------------------------------------------------------------

Howard L. Wood                Director since 1999                         Age 59

Mr. Wood has been a director of the Company since March 1999. He is a co-founder and vice-chairman of Charter Communications, Inc., an operator of cable television properties in the United States. Prior to the formation of Charter in 1992, Mr. Wood was president and chief executive officer of Cencom Cable Associates, Inc., an operator of cable television properties that Mr. Wood joined in 1987. Prior to that time, Mr. Wood was with Arthur Andersen & Co., where he served as partner-in-charge of the St. Louis tax division from 1973 until joining Cencom. He currently serves as a commissioner of the Missouri Department of Conservation. Mr. Wood is a certified public accountant.

--------------------------------------------------------------------------------

CONTINUING DIRECTORS

     The persons named below will continue to serve as directors until the annual meeting of stockholders in the year indicated and until their successors are elected and take office. Stockholders are not voting at this Annual Meeting on the election of Class III or Class I directors.

                              CLASS III DIRECTORS
                             (TERMS EXPIRE IN 2000)
--------------------------------------------------------------------------------

E. K. Gaylord II              Director since 1977                         Age 41

Mr. E. K. Gaylord II has served as Vice-Chairman of the Board of the Company since May 1996 and as a director since 1977. Mr. Gaylord has been the president of OPUBCO since June 1994 and is a director of OPUBCO. He served as executive vice president and assistant secretary of OPUBCO from June 1993 until June 1994. He also owns and operates the Lazy E Ranch in Guthrie, Oklahoma. Mr. Gaylord is a director of the National Cowboy Hall of Fame & Western Heritage Center and is a director of BASSGEC Management Company. Mr. Gaylord is the son of Mr. Edward
L. Gaylord and the brother of Mrs. Christine Gaylord Everest, both of whom are directors of the Company.

--------------------------------------------------------------------------------

Terry E. London               Director since 1997                         Age 49

Mr. London has been the President and Chief Executive Officer and a director of the Company since May 1997. Mr. London was also the acting Chief Financial Officer of the Company until February 1998. Prior to May 1997, Mr. London had served, since March 1997, as Executive Vice President and Chief Operating Officer and, from September 1993 until March 1997, as Senior Vice President and Chief Financial and Administrative Officer of the Company. He served as Vice President and Chief Financial Officer of the Company from October 1991 until September 1993, and has been employed by the Company in various capacities since 1978. Mr. London is a certified public accountant.

--------------------------------------------------------------------------------

Mary Agnes Wilderotter        Director since 1997                         Age 44

Ms. Wilderotter was named to the Board of Directors in October 1997. Ms. Wilderotter has been the president, chief executive officer, and a director of Wink Communications, an interactive telecommunications and media concern, since January 1997. Prior to January 1997, Ms. Wilderotter served in varying capacities for AT&T Corporation, including as executive vice president of national operations for AT&T Wireless Services Inc. and chief executive officer of AT&T's aviation communication division from August 1995 until January 1997. She also held senior management positions with McCaw Cellular from 1991 until August 1995 and with U.S. Computer Services Inc./Cable Data from 1987 to 1991. Ms. Wilderotter is a director of Airborne Freight Corporation, Electric Lightwave Company, Jacor Communications, and the California Cable Television Association.

--------------------------------------------------------------------------------

                               CLASS I DIRECTORS
                             (TERMS EXPIRE IN 2001)
--------------------------------------------------------------------------------

Edward L. Gaylord             Director since 1946                         Age 79

Mr. Edward L. Gaylord served as President and Chief Executive Officer of the Company from 1974 until October 1991, and has served as Chairman of the Board of the Company since October 1991. Mr. Gaylord has been a director of the Company since 1946. Mr. Gaylord is currently the chairman and a director of OPUBCO. Mr. Gaylord is active in numerous civic and charitable organizations, and is (among others) chairman of the Oklahoma Industries Authority, director and past president (ten years) of the State Fair of Oklahoma, chairman and director of The Oklahoma Medical Research Foundation, and chairman and director of the National Cowboy Hall of Fame & Western Heritage Center. Mr. Gaylord is the father of Mr. E. K. Gaylord II, Vice-Chairman of the Board of the Company, and Mrs. Christine Gaylord Everest, a director of the Company.

--------------------------------------------------------------------------------

Joe M. Rodgers                Director since 1991                         Age 65

Mr. Rodgers has been a director of the Company since 1991. He is chairman of The JMR Group, a private investment company specializing in merchant and investment banking. Mr. Rodgers served as chairman of the board and chief executive officer of Berlitz International, Inc., a foreign language services company, from December 1991 until February 1993. From 1985 to 1989, Mr. Rodgers served as United States Ambassador to France. Mr. Rodgers is also a director of AMR Corporation/American Airlines, Inc., American Constructors, Inc., Gryphon Holdings, Inc., Lafarge Corporation, SunTrust Bank, Nashville, N.A., Thomas Nelson, Inc., Tractor Supply Company, and Willis Corroon Group, PLC.

--------------------------------------------------------------------------------

Craig L. Leipold              Director since 1999                         Age 46

Mr. Leipold has been a director of the Company since February 1999. He is chairman and chief executive officer of the Nashville Predators, a National Hockey League expansion team that began its inaugural season in 1998. For the past nine years he has served as chairman and chief executive officer of LaCrosse-Rainfair Safety Company of Racine, Wisconsin. Before his association with LaCrosse-Rainfair, he was founder and president of Ameritel Corporation of Neenah, Wisconsin. Mr. Leipold also serves as a director of LaCrosse Footwear, Inc. and The Levy Organization and is a member of the Board of Governors of the National Hockey League. His civic activities include service as a trustee of Hendrix College, a director of the Nashville Area Chamber of Commerce and a past chairman of the Wisconsin Sports Authority.

--------------------------------------------------------------------------------

     The Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. The Board's two principal standing committees, their primary functions and memberships are as follows:

          Audit Committee -- This committee makes recommendations to the Board of Directors with respect to the appointment of independent public accountants, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants and with the Company's director of internal audit concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. Members of the Audit Committee are Martin C. Dickinson (Chairman), Joe M. Rodgers, Craig L. Leipold (since February 1, 1999) and Howard L. Wood (since March 1, 1999). During 1998, the Audit Committee met three times.

          Compensation Committee -- This Committee is responsible for reviewing and approving all compensation and benefits for executive officers, advising management regarding the compensation (including bonuses) for other designated key employees of the Company, administering the Company's 1997 Stock Option and Incentive Plan, advising management regarding employee benefit plans, and reviewing and recommending compensation for directors. Members of the Compensation Committee are Joe M.

     Rodgers (Chairman), Martin C. Dickinson, Mary Agnes Wilderotter and Howard
     L. Wood (since March 1, 1999). The Compensation Committee met four times during 1998.

     During 1998, the Board of Directors held four regular and no special meetings. Each of the directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director and (ii) the total number of meetings held by all committees of Board of Directors on which he or she served during the period for which he or she served.

     Nominations for election to the Board of Directors may be made by the Board of Directors, by a nominating committee (if appointed by the Board of Directors), or by any stockholder entitled to vote for the election of directors as described below. The Board of Directors does not have a standing nominating committee, but the Company's Compensation Committee has recommended candidates to the Board of Directors in the past. The Bylaws establish an advance notice procedure for the nomination of candidates for election as directors, other than by the Board of Directors or a nominating committee. Notice of such director nominations must be timely given in writing to the Secretary of the Company before the meeting at which the directors are to be elected. To be timely, notice must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than 60 nor more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders, except that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the stockholder's notice must be received by the close of business on the tenth day following the earlier to occur of the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, by the close of business on the tenth day following the earlier to occur of the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made. The notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all the information about that person that would have to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including the person's written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. The nomination will be disregarded if the presiding officer of the stockholders meeting determines that a person was not nominated in accordance with this nomination procedure.

PROPOSAL TWO -- PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED 1997 STOCK
                PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR GRANT AND ISSUANCE PURSUANT THERETO

  Background and Purpose.

     In order to continue to attract, motivate, and retain outstanding officers, directors and key employees of the Company, the Board of Directors believes that it is essential to provide compensation incentives to such persons that are competitive with those provided by other companies. In addition, the Board believes that it is important to continue to identify the interests of its officers, directors, key employees, consultants and advisors with those of the stockholders by encouraging equity ownership of the Company. To those ends, on February 16, 1999, the Board of Directors voted to adopt, subject to stockholder approval, an amendment to the Gaylord Entertainment Company Amended and Restated 1997 Stock Option and Incentive Plan (the "1997 Stock Plan") to increase the number of shares authorized for grant and issuance thereunder. The following summaries of the proposed amendment to the 1997 Stock Plan (the "Proposed Amendment") and the 1997 Stock Plan as currently in effect, the text of each of which is annexed as Appendix A hereto, are qualified in all respects by the specific provisions contained in the Proposed Amendment and the 1997 Stock Plan.

  Proposed Amendment.

     Currently, 3,000,000 shares of Common Stock are reserved for the grant of awards and issuance under the 1997 Stock Plan, all which have been granted as non-qualified stock options ("NQSOs") or restricted stock awards as of the Record Date. Pursuant to the Proposed Amendment, an additional 1,250,000 shares of

Common Stock will be made available and reserved for the grant of awards and issuance under the 1997 Stock Plan, 248,440 of which have been granted or committed to be granted as of the Record Date subject to stockholder approval of the Proposed Amendment.

SUMMARY OF TERMS OF 1997 STOCK PLAN

  Eligibility.

     Under the 1997 Stock Plan, directors, officers and other key employees, consultants and advisors of the Company are eligible to receive awards of stock options, stock appreciation rights and restricted stock. Options granted under the 1997 Stock Plan may be incentive stock options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or NQSOs. Stock appreciation rights ("SARs") may be granted simultaneously with the grant of an option or, in the case of NQSOs, at any time during its term.

  Administration.

     Unless otherwise determined by the Board of Directors of the Company, the 1997 Stock Plan is administered by the Compensation Committee of the Board of Directors, if comprised solely of nonemployee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or by the Board of Directors if the Compensation Committee is not so comprised (any entity administering the 1997 Stock Plan, hereinafter referred to as the "Committee"). Currently, the Compensation Committee is comprised solely of nonemployee directors and is serving as the Committee. Also, the members of the Committee (and the Compensation Committee) are currently outside directors within the meaning of Section 162(m) of the Code. Subject to the provisions of the 1997 Stock Plan, the Committee determines the type of award, when and to whom awards will be granted, and the number of shares covered by each award. The Committee also determines the terms, provisions, and kind of consideration payable (if any), with respect to awards. In addition, the Committee has sole discretionary authority to interpret the 1997 Stock Plan and to adopt and amend rules and regulations related thereto. In determining the persons to whom awards will be granted and the number of shares covered by each award, the Committee takes into account the contributions to the management, growth, and profitability of the business of the Company by the respective persons and such other factors as the Committee deems relevant.

  Participation.

     The persons eligible to participate in the 1997 Stock Plan are officers, directors, key employees, consultants or advisors of the Company or any "Subsidiary" (as defined in the 1997 Stock Plan), except that only consultants or advisors who have rendered bona fide services to the Company or any Subsidiary in connection with its business operations, and not in connection with the offer or sale of securities in capital-raising transactions, are eligible to participate. The selection of persons who are eligible to participate in the 1997 Stock Plan is within the sole discretion of, and grants to them are determined by, the Committee.

  Shares Subject to the 1997 Stock Plan.

     Currently, the 1997 Stock Plan provides that 3,000,000 shares of Common Stock are reserved for the grant of awards and issuance thereunder, all of which have been granted or committed to be granted as NQSOs or as restricted stock awards and none of which have been granted or committed to be granted as ISOs or SARs, as of the Record Date. Any shares of Common Stock covered by an award that terminates unexercised will be available for additional awards. The 1997 Stock Plan also provides for adjustment of the number of shares subject to the 1997 Stock Plan, the Performance Goals (as defined below) and the option price or applicable market value of outstanding awards in the event of a stock split, combination of shares, recapitalization, or other change in the capitalization of the Company. The 1997 Stock Plan limits the number of shares with respect to which awards (including options, SARs, and restricted stock) may be granted to any individual to no more than 500,000 shares (subject to adjustment) in any given three year period. Unless the 1997 Stock Plan is terminated earlier by the Board of Directors, awards may be granted until September 30,

2007, provided that awards granted prior to that date may continue in effect beyond September 30, 2007. Pursuant to the Proposed Amendment, an additional 1,250,000 shares of Common Stock will be made available and reserved for the grant of awards and issuance under the 1997 Stock Plan, 248,440 of which have been granted or committed to be granted as of the Record Date subject to stockholder approval of the Proposed Amendment.

  Stock Options.

     The Committee determines, in its sole discretion, the purchase price of the shares of stock covered by an option and the kind of consideration payable with respect to any awards at the time such option or award is granted; provided, that in the case of ISOs, the option price must be not less than 100% of the Fair Market Value (as defined in the 1997 Stock Plan) of a share of Common Stock on the date of grant of the option, and provided further that the option price must be 110% of the Fair Market Value of a share of Common Stock in the case of ISOs granted to Ten Percent Stockholders (as defined in the 1997 Stock Plan). Each option granted under the 1997 Stock Plan is exercisable at such times and under such conditions as the Committee determines, provided that in the case of ISOs, such exercise period may not exceed ten years from the date of grant, and provided further, that in the case of ISOs granted to Ten Percent Stockholders, such exercise period may not exceed five years from the date of grant. The aggregate Fair Market Value of the shares with respect to which ISOs granted under the 1997 Stock Plan and any other option plans exercisable for the first time by each grantee during any calendar year may not exceed $100,000.

     Stock options may be exercised by delivery of consideration to the Company equal to the exercise price in the form of cash, shares of Common Stock having a Fair Market Value equal to the exercise price, cash provided through a broker-dealer sale and remittance procedure, in a combination of one or more of the foregoing, or in any other manner that the Committee deems appropriate or that the related option agreement may provide. The Committee determines when options expire.

     The 1997 Stock Plan generally provides that options which are unexercisable upon termination of an option holder's employment are canceled. Options which are exercisable on the date of termination of the option holder's employment may be exercised for a period of 90 days after such termination of employment (or earlier in accordance with the option's terms), except that if employment is terminated by the Company for cause the employee's options, although exercisable, expire immediately unless the Committee extends them. If the option holder's employment terminates due to retirement, the option holder's then exercisable options remain exercisable for the remainder of the option term. In addition, the 1997 Stock Plan generally provides that in the event of the death or disability of the option holder while in the employ of the Company, or within 90 days after termination of such employment, the option will become fully exercisable and will remain exercisable until the expiration of the stated term of the option.

  Stock Appreciation Rights.

     The 1997 Stock Plan also permits the Committee to grant SARs with respect to all or any portion of the shares of the Common Stock covered by options. Each SAR will confer a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR. The grant price of any SAR granted in tandem with an option will be equal to the exercise price of the underlying option, and the grant price of any other SAR will be such price as the Committee determines. The Committee may, in its sole discretion, condition the exercise of any SAR upon the attainment of specified Performance Goals (as defined below).

  Restricted Stock.

     The 1997 Stock Plan further provides for the granting of restricted stock awards, which are awards of Common Stock that may not be transferred or otherwise disposed of for such period as the Committee determines. The Committee may also impose such other conditions and restrictions on the shares of restricted stock as it deems appropriate, including the satisfaction of one or more of the following performance criteria:

(i) pre-tax income or after-tax income; (ii) operating cash flow; (iii) operating profit; (iv) return on equity, assets, capital, or investment; (v) earnings or book value per share; (vi) sales or revenues; (vii) operating expenses; (viii) Common Stock price appreciation; and (ix) implementation or completion of critical projects or processes (collectively, the "Performance Goals"). The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Attainment of each of the Performance Goals will be determined, to the extent applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Committee, although the Committee has the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company. The Committee may provide that such restrictions will lapse with respect to specified percentages of the awarded shares of restricted stock on successive future dates. The Committee has the further authority to cancel all or any portion of the restriction with respect to restricted stock on such terms and conditions as it deems appropriate.

  Amendment and Termination.

     The Board of Directors at any time and from time to time may suspend, terminate, modify, or amend the 1997 Stock Plan, without stockholder approval to the fullest extent permitted by the Exchange Act and the rules and regulations thereunder; provided, however, that no suspension, termination, modification, or amendment of the 1997 Stock Plan may adversely affect any award previously granted under the 1997 Stock Plan, unless written consent of the grantee is obtained.

  Change in Control.

     In the event of a Change in Control (as defined below) of the Company, the awards granted under the 1997 Stock Plan will become immediately exercisable or otherwise nonforfeitable in full, notwithstanding terms of the awards providing otherwise. Change in Control is defined in the 1997 Stock Plan to mean, among other things: (i) the acquisition of securities representing a majority of the combined voting power of the Company by any person (other than the Company and other related entities); (ii) the approval by the stockholders of the Company of a merger or consolidation of the Company into or with another entity (with certain exceptions), a sale or other disposition of all or substantially all of the Company's assets, or a plan of liquidation; or (iii) a change in the composition of the Board of Directors in any two-year period so that individuals who were directors at the beginning no longer constitute a majority of the Board of Directors (with certain exceptions).

  Transferability.

     ISOs (and any SAR related thereto) are not transferable otherwise than by will or by the laws of descent and distribution, and all ISOs are exercisable during the grantee's lifetime only by the grantee. NQSOs (and any SAR related thereto) are not transferable without the prior consent of the Committee, other than (i) by will or the laws of descent and distribution; (ii) by a grantee to a member of the option holder's "Immediate Family" (as defined in the 1997 Stock
Plan); or (iii) by a grantee to a trust for the benefit of a member of the option holder's Immediate Family. Awards of restricted stock will be transferable only to the extent set forth in the instruments evidencing such awards.

  Certain U.S. Federal Income Tax Consequences.

     The following is a brief summary of certain U.S. federal income tax aspects of options awarded under the 1997 Stock Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and the exact tax consequences to any grantee will depend upon his or her particular circumstances and other factors. 1997 Stock Plan participants must consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of options granted under the 1997 Stock Plan.

     Incentive Stock Options. Neither the grant nor the exercise of an ISO will result in taxable income to the employee. The tax treatment on sale of shares of Common Stock acquired upon exercise of an ISO depends on whether the holding period requirement is satisfied. The holding period is met if the disposition by the employee occurs (i) at least two years after the date of grant of the option, (ii) at least one year after the date the shares were transferred to the employee, and (iii) while the employee remains employed by the Company or not more than three months after his or her termination of employment (or not more than one year in the case of a disabled employee). If the holding period requirement is satisfied, the excess of the amount realized upon sale of the shares of Common Stock acquired upon the exercise of the ISO over the price paid for these shares will be treated as a long-term capital gain. If the employee disposes of the Common Stock acquired upon the exercise of the ISO before the holding period requirement is met (a "disqualifying disposition"), the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary, compensation income to the employee at the time of disposition, and the Company will be entitled to a corresponding deduction. The balance of the gain, if any, will be a capital gain for the employee. Although the exercise of an ISO will not result in taxable income to the employee, the excess of the fair market value of the Common Stock on the date of exercise over the exercise price will be included in the employee's "alternative minimum taxable income" under the Code.

     Nonqualified Stock Options. There will be no federal income tax consequences to the Company or to the grantee upon the grant of NQSOs under the 1997 Stock Plan. However, upon the exercise of an NQSO under the 1997 Stock Plan, the grantee will recognize ordinary compensation income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares of Common Stock purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the employee recognizes ordinary income. If the shares of Common Stock so acquired are later sold or exchanged, the difference between the amount realized from such sale or exchange and the fair market value of such stock on the date of exercise of the option is generally taxable as long-term or short-term capital gain or loss depending upon how long the shares of Common Stock have been held.

     Exercises Other Than For Cash. If the grantee is permitted to pay the exercise price upon exercise of an ISO or NQSO, in whole or in part, by delivering shares of Common Stock already owned by him or her, the grantee will recognize no gain or loss for federal income tax purposes to the extent of the fair market value of the shares surrendered. That number of shares of Common Stock acquired upon exercise which is equal to the number of shares surrendered will have a tax basis equal to the tax basis of the shares surrendered, and (except as noted below with respect to disqualifying dispositions) the holding period of such shares will include the holding period of the shares surrendered. In the case of an NQSO, (i) the grantee will recognize ordinary compensation income equal to the fair market value of the shares received in excess of the number of shares surrendered to pay the exercise price, (ii) the basis of additional shares received upon exercise of the NQSO will be equal to the fair market value of such shares on the date of exercise, and (iii) the holding period for such additional shares will commence on the date the option is exercised. In the case of an ISO, (i) the grantee will not recognize ordinary compensation income as a result of the exercise in respect of the shares received in excess of the number of shares surrendered to pay the exercise price, (ii) the tax basis of the additional shares received will be zero, and
(iii) the holding period of such shares will commence on the date of the exercise. If any of the shares received upon exercise of the ISO are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest (i.e., zero) basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as previously discussed above.

     If the grantee is permitted to engage in a "cashless exercise" (i.e., an exercise without the payment of cash or the surrender of shares already owned) of an NQSO, whether in a broker-dealer transaction or otherwise, the foregoing results do not change. On the other hand, if the grantee is permitted to engage in a "cashless exercise" of an ISO, there will be a deemed disqualifying disposition with respect to the shares necessary to fund the exercise, with the result that the grantee will recognize ordinary income to the extent of the difference between the fair market value and the exercise price of the shares used to fund the exercise. Shares not used to fund the exercise will retain their status as ISOs.

  New Benefits.

     The future selection of persons who are eligible to participate in the 1997 Stock Plan and the amount of any award under the 1997 Stock Plan to any such participant are subject to the discretion, within the terms of the 1997 Stock Plan, of the Compensation Committee and, therefore, cannot be determined in advance. Similarly, the dollar value of such awards cannot be determined prior to their grant. The table below provides information regarding the dollar value and the number of shares underlying awards granted in 1998 and in 1999 (subject to shareholder approval, as applicable) under the 1997 Stock Plan:

                            1997 STOCK PLAN BENEFITS

                                                     NUMBER OF                                NUMBER OF
                                 DOLLAR VALUE         SHARES           DOLLAR VALUE             SHARES
                                   OF 1998            AWARDED             OF 1999             AWARDED IN
NAME                           STOCK OPTIONS(1)    IN 1998(2)(3)     STOCK OPTIONS(4)       1999(3)(5)(6)
----                           ----------------    -------------    -------------------    ----------------
Terry E. London, CEO.........        $-0-                 -0-              $-0-                 50,000
Edward L. Gaylord............         -0-                 -0-               -0-                  7,000
Jerry O. Bradley.............         -0-              25,000               -0-                  7,500
Dan E. Harrell...............         -0-                 -0-               -0-                 21,054
Carl W. Kornmeyer............         -0-                 -0-               -0-                 20,000
Jack J. Vaughn...............         -0-              50,000               -0-                    -0-
Executive Group..............         -0-             270,000               -0-                207,554
Non-Executive Director
  Group......................         -0-              28,000               -0-                 78,000
Non-Executive Officer
  Employee Group.............         -0-              82,500               -0-                152,329

---------------

(1) Based upon the closing sales price of Common Stock of $30 1/8 as reported on the NYSE on December 31, 1998 and (i) exercise prices of NQSOs awarded to Messrs. Bradley and Vaughn of $31.06 and $33.63, respectively; (ii) a weighted average exercise price of options awarded to members of the executive group of $32.25; (iii) a weighted average exercise price of options awarded to members of the non-executive director group of $33.44; and (iv) a weighted average exercise price of options awarded to members of the non-executive officer employee group of $30.90.
(2) Awards of NQSOs only; there were no awards of ISOs, SARs or restricted stock in 1998.
(3) Options vest in one-third increments annually beginning on the third anniversary of the date of grant, except that options granted to Mr. Bradley in 1998 vest in one-third increments annually beginning on February 28, 2001, options granted to Mr. Harrell vest in one-quarter increments annually beginning on the second anniversary of the date of grant, and options granted to Mr. Vaughn vested on February 1, 1999. Options expire ten years after the date of grant.
(4) Based upon the closing sales price of Common Stock of $25 1/4 as reported on the NYSE on the Record Date and an exercise price of each NQSO granted in 1999 of $27 7/8.
(5) Awards of NQSOs only, except that Mr. Harrell was awarded 4,143 shares of restricted stock; there have been no awards of ISOs or SARs in 1999. Restrictions on shares of restricted stock granted to Mr. Harrell lapse on the third anniversary of the date of grant, subject to the achievement of performance targets.
(6) 248,440 of the 437,883 NQSOs and shares of restricted stock awarded in 1999 were awarded subject to stockholder approval of the Proposed Amendment.

  Section 16 Liability.

     The 1997 Stock Plan has been designed to qualify for the exemption from the short-swing profit restrictions on directors and executive officers provided by Rule 16b-3 under the Exchange Act.

  Approval of Proposal.

     Under Section 162(m) of the Code and the rules of the New York Stock Exchange (the "NYSE"), the approval and adoption of this proposal requires the affirmative vote of the holders of a majority of the total votes cast on such proposal by the holders of the outstanding shares of Common Stock, provided that the total number of votes cast on such proposal represents over 50% of the number of votes entitled to be cast on such proposal.

     Pursuant to the By-laws of the Company, as amended, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon is required for adoption of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL TWO.

PROPOSAL THREE -- PROPOSAL TO APPROVE AND ADOPT THE COMPANY'S EMPLOYEE
                  STOCK PURCHASE PLAN

  Background and Purpose.

     The Company believes in providing its employees the opportunity as well as an inducement to acquire a proprietary interest in the Company. To that end, on February 16, 1999, the Board of Directors adopted, subject to stockholder approval, the Gaylord Entertainment Company Employee Stock Purchase Plan (the "Stock Purchase Plan"). The following summary of the Stock Purchase Plan is qualified in all respects by the specific provisions contained in the Stock Purchase Plan, a copy of which is set forth as Appendix B hereto.

     The Stock Purchase Plan provides eligible employees of the Company and its subsidiaries the opportunity to purchase shares of Common Stock at a discounted price through accumulated payroll deductions and lump sum contributions. The purpose of the Stock Purchase Plan is to attract and retain individuals with a high degree of training, experience, expertise and ability, to provide an opportunity for these individuals to acquire a proprietary interest in the success of the Company and to more closely align their interests with those of the Company's stockholders.

  Eligibility.

     In order to be eligible to participate in the Stock Purchase Plan, an individual must be an employee of the Company or a corporate subsidiary in which the Company owns at least 80% of the outstanding stock and must have been employed in such capacity for a period of at least 12 continuous months prior to the first day of any Option Period (as defined below); provided, however, any employee whose customary employment is 20 hours per week or less or whose customary employment is for not more than five months in any calendar year is not eligible to participate in the Stock Purchase Plan. Also, any employee who is a 5% or greater stockholder of the Company's voting stock is not eligible to participate in the Stock Purchase Plan.

     If the Company acquires or creates a new subsidiary, employees of the subsidiary will automatically become eligible to participate in the Stock Purchase Plan, unless otherwise determined by the Board of Directors. Where a subsidiary is acquired, its employees may be given credit for service with the acquired subsidiary prior to the acquisition for purposes of satisfying the requirement of 12 months continuous employment. As of December 31, 1998, the Company had approximately 3,500 employees who would meet the eligibility requirements for participation in the proposed Stock Purchase Plan.

  Administration.

     A committee composed of one or more individuals to whom authority is delegated by the Board of Directors (the "Plan Administrator") will administer the Stock Purchase Plan. The Plan Administrator will, among other things, administer the Stock Purchase Plan, keep records of the contribution account balance and the share account of each participant, interpret and apply the provisions of the Stock Purchase Plan, determine all questions arising as to eligibility, contributions, determination of the Exercise Price (as defined below) and all other matters of administration, and determine whether to place restrictions on the sale or transfer of stock purchased pursuant to the Stock Purchase Plan and the nature of such restrictions. The Plan Administrator may delegate any or all of these duties. The initial Plan Administrator will be the Company's Benefits Trust Committee. All costs and expenses of administering the Stock Purchase Plan will be paid by the Company. No brokerage commissions will be charged on a participant's purchase of Common Stock.

  Participation.

     Participation in the Stock Purchase Plan is voluntary, and eligible employees may enroll by specifying the amount of compensation to be deducted during each payroll period for the purchase of shares of Common Stock. The Stock Purchase Plan will operate on the basis of successive three month option periods as follows: (i) January 1 through March 31; (ii) April 1 through June 30; (iii) July 1 through September 30; and (iv) October 1 through December 31 (each of such periods hereinafter referred to as an "Option Period").

Assuming shareholder approval is obtained, the first Option Period will begin on July 1, 1999. On the first day of each Option Period, each participant will be deemed to receive an option to purchase shares of Common Stock, with the number of shares and the Exercise Price to be determined as provided in the Stock Purchase Plan.

     Pursuant to the terms of the Stock Purchase Plan, eligible employees of the Company may elect to deduct during each bi-weekly or monthly payroll period not less than $10.00 or $20.00, respectively, and up to 15% of their Total Compensation, as defined in the Stock Purchase Plan (subject to the limitations set forth below). The amounts deducted each pay period shall be credited to the participant's contribution account (each, a "Contribution Account"). Also, any participant in the Stock Purchase Plan will be entitled to make one lump sum contribution to the participant's Contribution Account during each Option Period, provided that such lump sum contribution does not exceed 15% of the participant's Total Compensation for the Option Period. No interest will accrue on any contributions or on the balance in a participant's Contribution Account. On the last trading day of each Option Period (the "Exercise Date"), the aggregate amount in each participant's Contribution Account will be used to purchase shares of Common Stock at a purchase price (the "Exercise Price") equal to the lesser of (i) 85% of the closing market price of the Common Stock on the Exercise Date or (ii) 85% of the closing market price of the Common Stock on the first trading date of each Option Period (the "Grant Date"). Purchases by each participant are limited to $25,000 of market value of Common Stock in any calendar year. If the total number of shares of Common Stock to be purchased by all participants on an Exercise Date exceeds the number of shares of Common Stock remaining authorized for issuance under the Stock Purchase Plan, a pro-rata allocation of the shares of Common Stock available for issuance will be made among such electing participants.

     To be eligible for or to change the amount of withholding for an Option Period, a participant must have completed an enrollment form specifying the amount to be withheld at least 30 days prior to the commencement of an Option Period, except in the case of the first Option Period, in which case an enrollment form must be completed by June 15, 1999. A participant may at any time, in writing, elect to withdraw from the Stock Purchase Plan and to have his or her contributions returned, unless the withdrawal request is within 30 days of the Exercise Date in an Option Period. In such a case, the participant's contributions during such Option Period will be used to purchase shares on the Exercise Date for the benefit of the participant.

     Upon termination of employment as a result of death, disability or retirement (at or after age 55) during an Option Period, no further contributions will be made to a participant's Contribution Account. In such an event, the participant or his or her legal representative may elect to withdraw the balance of the participant's Contribution Account. If no such request is made, the balance will be used to purchase shares of Common Stock on the succeeding Exercise Date. In the event of a termination of a participant's employment for a reason other than death, disability or retirement during an Option Period, no further contributions will be made and the remaining balance will be paid in cash to the former employee.

  Amendment and Termination; Private Letter Ruling.

     The Board of Directors may at any time amend the Stock Purchase Plan in any respect, including termination of the Stock Purchase Plan, without notice to participants. If the Stock Purchase Plan is terminated, all options to purchase stock outstanding at the termination date shall become null and void and the balance in each participant's Contribution Account shall be paid to that participant. Without the approval of the stockholders of the Company, however, the Stock Purchase Plan may not be amended to increase the number of shares reserved under the Stock Purchase Plan (except pursuant to certain changes in the capital structure of the Company).

     The Company is seeking a private letter ruling from the Internal Revenue Service (the "IRS") regarding certain tax attributes of the Stock Purchase Plan. In the event the IRS recommends amendment of the Stock Purchase Plan in any respect, the Board of Directors reserves the right to amend the plan pursuant to its authority as described above.

  Number of Shares Reserved Under Stock Purchase Plan.

     The Company has reserved, subject to stockholder approval, 500,000 shares of Common Stock for issuance under the Stock Purchase Plan. The aggregate number of shares of Common Stock reserved under the Stock Purchase Plan and the calculation of the Exercise Price shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors) in an equitable manner to reflect changes in the capitalization of the Company, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any such adjustment would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded.

  Rights as a Stockholder.

     At the time funds are used to purchase Common Stock under the Stock Purchase Plan, a participant shall have all the rights and privileges of a stockholder of the Company with respect to whole shares purchased under the Stock Purchase Plan, whether or not certificates representing such shares have been issued.

  Restrictions on Sale.

     The Plan Administrator may, in its sole discretion, place restrictions on the sale or transfer of shares of Common Stock purchased under the Stock Purchase Plan during any Option Period by notice to all participants of the nature of such restrictions given in advance of the commencement date of such Option Period. The restrictions may prevent the sale, transfer, or other disposition of any shares of Common Stock purchased during the Option Period for a period of up to two years from the Grant Date, subject to such exceptions as the Plan Administrator may determine (e.g., termination of employment). If a participant requests the issuance of a stock certificate for shares restricted pursuant to the Stock Purchase Plan, the certificate will contain an appropriate legend disclosing the nature and duration of the restriction. Any such restrictions determined by the Plan Administrator shall be applicable equally to all shares of Common Stock purchased during the Option Period for which the restrictions are first applicable and to all shares of Common Stock purchased during subsequent Option Periods until such restrictions lapse or are eliminated by the Plan Administrator.

  Federal Income Tax Consequences.

     The following is a brief summary of certain U.S. federal income tax aspects of options awarded under the Stock Purchase Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and the exact tax consequences to any grantee will depend upon his or her particular circumstances and other factors. Stock Purchase Plan participants must consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of options granted under the Stock Purchase Plan.

     The Stock Purchase Plan is intended to qualify for favorable tax treatment under Section 423 of the Code. Pursuant to the Code, participants generally do not immediately recognize income for federal income tax purposes on the amount of the initial discount when shares of Common Stock are purchased. If the recipient of Common Stock under the Stock Purchase Plan disposes of shares before the end of the holding period (two years after the Grant Date), he or she generally will recognize ordinary income in the year of disposition in an amount equal to the difference between his or her purchase price and the market value of the Common Stock on the Exercise Date. The excess (if any) of the amount received upon disposition over the market value on the Exercise Date will be taxed as a capital gain. If a disposition occurs after the expiration of the holding period, the recipient generally will recognize ordinary income in the year of disposition equal to the lesser of (i) the original discount on the shares of Common Stock assuming the shares had been purchased on the Grant Date or (ii) the excess of the fair market value of such shares on the date of disposition over the price paid by the recipient on the Exercise Date. The difference between the amount received upon disposition and the tax basis (i.e., purchase price plus amount taxed as ordinary income) will be treated as a capital gain or a capital loss for tax purposes, as the case may be. The Company generally will not be entitled to a tax deduction for compensation expense of the original sales to participants, but may be entitled to a deduction if a participant disposes of Common Stock received under the Stock Purchase Plan prior to the expiration of the applicable holding period.

  New Benefits.

     Because participation in the Stock Purchase Plan is voluntary, it is not possible to determine which or how many eligible employees will participate in the Stock Purchase Plan in the future. Because the amount of each participant's contributions to his or her Contribution Account is elective, it is also not possible to determine the dollar value or number of shares of Common Stock that would be received or distributed to any person or group of persons under the Stock Purchase Plan.

  Section 16 Liability.

     The Stock Purchase Plan has been designed to qualify for the exemption from the short-swing profit restrictions on executive officers provided by Rule 16b-3 under the Exchange Act.

  Adoption of Proposal.

     Under Section 423 of the Code and the rules of the NYSE, the approval and adoption of this proposal requires the affirmative vote of the holders of a majority of the total votes cast on such proposal by the holders of the outstanding shares of Common Stock, provided that the total number of votes cast on such proposal represents over 50% of the number of votes entitled to be cast on such proposal.

     Pursuant to the By-laws of the Company, as amended, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon is required for adoption of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL THREE.

PROPOSAL FOUR -- PROPOSAL TO RATIFY THE APPOINTMENT OF ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company for 1999. Arthur Andersen LLP audited the accounts of the Company for 1998 and has served as independent public accountants to the Company since 1983. Although ratification by stockholders of this appointment is not required by law or the Company's Restated Certificate or Bylaws, management of the Company believes that such ratification is desirable. In the event this appointment is not ratified by the stockholders, the Board of Directors will consider such fact as it deems appropriate. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon is required for adoption of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL FOUR.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the Record Date or such other date as indicated in the footnotes to the table, the beneficial ownership of each current director (including the three nominees for director), each of the executive officers named in the Summary Compensation Table beginning on page 19, the executive officers and directors as a group, and each stockholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock. In accordance with the provisions of Rule 13d-3 of the Exchange Act, the beneficial ownership of Common Stock described in the table includes restricted stock and shares issuable upon the exercise of stock options awarded under the 1997 Stock Plan if such options are exercisable currently or within 60 days of the Record Date. Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and sole investment power with respect to the shares of Common Stock described.

                                                               BENEFICIAL OWNERSHIP OF
                                                                    COMMON STOCK
                                                              -------------------------
                            NAME                                NUMBER          PERCENT
                            ----                              ----------        -------
Edward L. Gaylord(1)*+......................................   7,717,963(2)(3)   23.4
Edith Gaylord Harper 1995 Revokable Trust(1)................   2,133,371(2)(4)    6.5
Christine Gaylord Everest*..................................   1,101,258(2)(5)    3.3
E.K. Gaylord II*............................................   1,739,635(2)(6)    5.3
Martin C. Dickinson*........................................   1,366,281(2)(7)    4.2
Edward L. Gaylord, Edith Gaylord Harper, Christine Gaylord
  Everest, and E.K. Gaylord II, as Voting Trustees(1).......  13,671,274(2)      41.7
Craig L. Leipold*...........................................      25,166(8)        **
Joe M. Rodgers*.............................................      91,420(9)        **
Mary Agnes Wilderotter*.....................................      32,000(9)        **
Howard L. Wood*.............................................      25,735(10)       **
Terry E. London*+...........................................     150,715(11)       **
Jerry O. Bradley+...........................................      18,525(12)       **
Dan E. Harrell+.............................................      40,970(13)       **
Carl W. Kornmeyer...........................................      17,233(14)       **
Jack J. Vaughn..............................................     174,043(15)       **
Gabelli Funds, Inc..........................................   4,567,206(16)     13.9
  One Corporate Center
  Rye, NY 10580-1434
Richard C. Blum & Associates, L.P...........................   2,114,898(17)      6.4
  909 Montgomery Street, Suite 400
  San Francisco, CA 94133
All executive officers and directors as a group (16
  persons)..................................................  15,321,330(18)     45.4

---------------
  *  Director

  +  Named Executive Officer

 **  Less than 1%

 (1) Mailing address: 9000 N. Broadway, Oklahoma City, Oklahoma 73114.

 (2) Includes (a) 12,539,974 shares held pursuant to a Voting Trust Agreement (the "Voting Trust") among Edward L. Gaylord, Edith Gaylord Harper, Christine Gaylord Everest, E.K. Gaylord II, Martin C. Dickinson and certain other stockholders of the Company; and (b) 1,131,300 shares beneficially owned by OPUBCO, a corporation over which the Voting Trust has voting control. The Voting Trust terminates on October 3, 2000. Edward L. Gaylord, Edith Gaylord Harper, Christine Gaylord Everest, and E. K. Gaylord II, as the voting trustees (the "Voting Trustees") under the Voting Trust, have the shared right to vote, by the consent of at least 60% of the Voting Trustees, the shares of Common Stock held in the Voting Trust. Although the Voting Trustees do not have the right to make any investment decisions with respect to the shares beneficially owned by the Voting Trust, a stockholder party to the Voting Trust needs the written consent of at least 60% of the Voting Trustees (the "Trustees' Consent") to withdraw such holder's shares from the Voting Trust (the "Trust Withdrawal Restriction").

 (3) Includes (a) 4,666,558 shares beneficially owned as trustee of the Edward
     L. Gaylord Revocable Trust, 4,635,998 of which are deposited with the Voting Trust; (b) 352,586 shares beneficially owned by Mr. Gaylord's wife, Thelma Gaylord as trustee for the Thelma Gaylord Revocable Trust, 345,236 of which are deposited with the Voting Trust; (c) 143,583 shares owned by the Edward L. Gaylord and Thelma Gaylord Foundation, Edward L. Gaylord and Thelma Gaylord, Trustees; (d) 828,646 shares beneficially owned as trustee for the Mary I. Gaylord Revocable Living Trust of 1985, all of which are deposited with the Voting Trust; (e) 33,333 shares beneficially owned as co-trustee of the Mary Gaylord Foundation; (f) 262,395 shares beneficially owned by Gayno, Inc., a corporation controlled by Edward L. Gaylord; (g) 128,625 shares beneficially owned by The Oklahoman Foundation (the "Charitable Trust"), a charitable trust of which Edward L. Gaylord is a trustee; (h) 1,131,300 shares owned by OPUBCO, of which Edward L. Gaylord is chairman; and (i) 170,937 shares issuable upon the exercise of options. Edward L. Gaylord has shared voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (a) and (d) above that are deposited with the Voting Trust (to which Edward L. Gaylord is party as a stockholder and as a Voting Trustee); shared voting and shared investment power (limited solely to the Trustees' Consent) with respect to the shares listed in (b) above that are deposited with the Voting Trust; and shared voting and shared investment power with respect to the shares listed in (h) above, such 6,941,180 shares being referred to herein as the "ELG Voting Trust Shares"; no voting or investment power with respect to the 7,350 shares listed in
     (b) above that are not deposited with the Voting Trust; and shared voting and investment power with respect to the shares listed in (c), (e), and (g) above. Does not include the shares owned by Edward L. Gaylord's son and daughters E. K. Gaylord II, Christine Gaylord Everest, and Louise Gaylord Bennett, respectively. Does not include 6,730,094 shares beneficially owned by the Voting Trust (excluding the ELG Voting Trust Shares), as to which Edward L. Gaylord has shared voting and shared investment power (limited solely to the Trustees' Consent). See Note 2.

 (4) Shares owned by the Edith Gaylord Harper 1995 Revokable Trust, Edith Gaylord Harper, William J. Ross, and David O. Hogan Trustees (the "EGH Revokable Trust"), 1,736,437 of which are deposited with the Voting Trust (to which Mrs. Harper is party as a stockholder and as a Voting Trustee), such shares being referred to herein as the "EGH Voting Trust Shares." Mrs. Harper, Edward L. Gaylord's sister, has shared voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the EGH Voting Trust Shares. Does not include 11,934,837 shares beneficially owned by the Voting Trust (excluding the EGH Voting Trust Shares), as to which Mrs. Harper has shared voting and shared investment power (limited solely to the Trustees' Consent). See Note 2.

 (5) Includes (a) 849,163 shares owned directly, all of which are deposited with the Voting Trust; (b) 701 shares owned or beneficially owned by Mrs. Everest's husband, James H. Everest, 71 of which are deposited with the Voting Trust; (c) 3,759 shares owned by each of Mrs. Everest's daughters, Mary C. Everest and Tricia L. Everest, which are deposited with the Voting Trust; (d) 3,675 shares owned by a foundation of which Mr. Everest is trustee, which are deposited with the Voting Trust; (e) 128,625 shares beneficially owned by the Charitable Trust of which Mrs. Everest is a trustee; and (f) 111,576 shares issuable upon the exercise of options. Mrs. Everest has shared voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (a) above that are deposited with the Voting Trust (to which Mrs. Everest is party as a stockholder and as a Voting Trustee), and shared voting and shared investment power (limited solely to the Trustees' Consent) with respect to the shares listed in (b), (c), and (d) above that are deposited with the Voting Trust, such 860,427 shares being referred to herein as the "CGE Voting Trust Shares;" no voting or investment power with respect to the 630 shares in (b) above that are not deposited with the Voting Trust; and shared voting and shared investment power with respect to the shares in the Charitable Trust. Does not include the shares owned by Mrs. Everest's father, mother, brother, and sisters, Edward L. Gaylord, Thelma Gaylord, E.
     K. Gaylord II, and Louise Gaylord Bennett and Mary Gaylord McClean, respectively. Does not include 12,810,847 shares of Common Stock beneficially owned by the Voting Trust (excluding the CGE Voting Trust Shares), as to which Mrs. Everest has shared voting and shared investment power (limited solely to the Trustees' Consent). See Note 2.

 (6) Includes (a) 402,500 shares owned directly, all of which are deposited with the Voting Trust (to which E. K. Gaylord II is party as a stockholder and as a Voting Trustee); (b) 1,131,300 shares owned by OPUBCO, of which E. K. Gaylord II is president and a director; (c) 128,625 shares beneficially owned by the Charitable Trust of which E. K. Gaylord II is a trustee; and
     (d) 77,210 shares issuable upon the exercise of options. E. K. Gaylord II has shared voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (a) above; and shared voting and shared investment power with respect to the shares in (b) above, such 1,533,800 shares being referred to herein as the "EKG Voting Trust Shares"; and shared voting and shared investment power with respect to the shares listed in (c) above. Does not include the shares owned by E.
     K. Gaylord II's father, mother, and sisters, Edward L. Gaylord, Thelma Gaylord, and Christine Gaylord Everest, Louise Gaylord Bennett, and Mary Gaylord McClean, respectively. Does not include 12,137,474 shares beneficially owned by the Voting Trust (excluding the EKG Voting Trust Shares), as to which E. K. Gaylord II has shared voting and shared investment power (limited solely to the Trustees' Consent). See Note 2.

 (7) Includes (a) 600,000 shares beneficially owned as co-trustee of the Elizabeth M. Dickinson Trust, 598,871 of which are deposited with the Voting Trust; (b) 600,000 shares beneficially owned as president and a director of the Donald C. Dickinson and Elizabeth M. Dickinson Foundation, all of which are deposited with the Voting Trust; (c) 93,824 shares beneficially owned as the trustee for the Martin C. Dickinson Revocable Trust, 66,332 of which are deposited with the Voting Trust; (d) 1,060 shares beneficially owned by Mr. Dickinson's wife, Carol D. Dickinson, 257 of which are deposited with the Voting Trust; (e) 133 shares beneficially owned as co-trustee for the benefit of Christopher J. Fleet; and (f) 71,264 shares issuable upon the exercise of options. Mr. Dickinson has no voting and shared investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (a) above that are deposited with the Voting Trust; shared voting and shared investment power with respect to the 1,129 shares listed in (a) above that are not deposited with the Voting Trust; no voting and shared investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (b) above; no voting and sole investment power (subject to the Trust Withdrawal Restriction) with respect to the shares listed in (c) above that are deposited with the Voting Trust; no voting or investment power with respect to the shares listed in (d) above; and shared voting and shared investment power with respect to the shares listed in (e) above. See Note 2.

 (8) Includes (a) 166 shares owned directly; and (b) 25,000 shares issuable upon the exercise of options.

 (9) Shares issuable upon the exercise of options.

(10) Includes (a) 735 shares owned directly; and (b) 25,000 shares issuable upon the exercise of options.

(11) Includes (a) 3,216 shares owned directly; and (b) 147,499 shares issuable upon the exercise of options.

(12) Includes (a) 2,784 shares owned directly; and (b) 15,741 shares issuable upon the exercise of options.

(13) Shares of restricted stock.

(14) Includes (a) 719 shares owned directly; (b) 75 shares owned by Mr. Kornmeyer's wife, Claudia Kornmeyer; and (c) 16,439 shares issuable upon the exercise of options.

(15) Includes (a) 50,000 shares owned directly; and (b) 124,043 shares issuable upon the exercise of options.

(16) Based on information set forth in Amendment No. 7 to Schedule 13D, filed with the Securities and Exchange Commission (the "SEC") as of January 11, 1999, jointly by Gabelli Funds, Inc. ("GFI"), GAMCO Investors, Inc., a wholly-owned subsidiary of GFI ("GAMCO"), MJG Associates, Inc. ("MJGA"), Mario J. Gabelli (the majority stockholder of each of GFI and Gemini, Chairman of the Board of Directors and Chief Executive Officer of GFI, the Chief Investment Officer for GFI and GAMCO), Gemini Capital Management Limited ("Gemini"), and Marc J. Gabelli (the majority stockholder, President and Chief Investment Officer of Gemini). The joint filers reported that GFI has sole voting and dispositive power with respect to 1,044,301 shares of Common Stock; GAMCO has sole voting power with respect to 3,406,739 shares of Common Stock and sole dispositive power with respect to 3,502,905 shares of Common Stock; and Gemini has sole voting and dispositive power with respect to 20,000 shares of Common Stock; provided that upon the occurrence of certain events, the voting committee of each of GFI's investment fund subsidiaries may assume sole voting power of such fund's shares of Common Stock with respect to which GFI has reported sole voting power. Mario J. Gabelli, Marc J. Gabelli and GFI reported that none of them held any direct voting or dispositive power with respect to shares of Common Stock beneficially owned directly by other reporting persons among the joint filers.

(17) Based on information set forth in Amendment No. 1 to Schedule 13D, filed with the SEC as of February 9, 1998 jointly by Richard C. Blum & Associates, L.P., a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory and financial consulting services ("RCBA L.P."), Richard C. Blum & Associates, Inc., the sole general partner of RCBA L.P. ("RCBA Inc."), and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. The reporting persons reported that the shares of Common Stock were acquired on behalf of RCBA L.P.'s limited partnerships and investment advisory clients. RCBA L.P. reported direct ownership of 1,760,998 shares of Common Stock, with respect to which RCBA L.P. has sole voting and investment power, and indirect holdings of 353,900 shares of Common Stock that are legally owned by RCBA L.P.'s common fund for the account of its equity fund, with respect to which RCBA L.P. has sole voting and investment power.

(18) Includes (a) 914,427 shares issuable upon the exercise of options; and (b) 40,970 shares of restricted stock.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors, and greater than 10% stockholders are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms, or written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements, except that director Martin C. Dickinson inadvertently failed to file a Form 4 with respect to one purchase transaction. The transaction was subsequently reflected on a Form 5 timely filed by Mr. Dickinson.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Terry E. London, the President and Chief Executive Officer of the Company, the other four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1998, and Jack J. Vaughn (the "Named Executive Officers"). The table shows amounts earned by such persons in all capacities in which they served and includes compensation paid or accrued by Old Gaylord or by subsidiaries of Old Gaylord (including the Company and certain subsidiaries of the Company) prior to the Distribution and the CBS Merger.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM COMPENSATION
                                                                         AWARDS
                                                 ANNUAL          -----------------------
        NAME AND PRINCIPAL                    COMPENSATION       RESTRICTED   SECURITIES
           POSITION AT                     -------------------     STOCK      UNDERLYING      ALL OTHER
        DECEMBER 31, 1998           YEAR    SALARY     BONUS       AWARDS     OPTIONS(#)   COMPENSATION(1)
----------------------------------  ----   --------   --------   ----------   ----------   ---------------
Terry E. London...................  1998   $425,000   $232,181   $      -0-        -0-         $23,491
  President and Chief               1997    391,493    328,827          -0-    300,000          17,919
  Executive Officer                 1996    312,000    194,683       84,643(2)  12,957          15,892
Edward L. Gaylord.................  1998    510,000        -0-          -0-        -0-             -0-
  Chairman of the                   1997    510,000        -0-          -0-     50,000             -0-
  Board                             1996    510,000        -0-          -0-        -0-             -0-
Jerry O. Bradley..................  1998    194,924    287,330          -0-     25,000          18,476
  President -- Acuff-Rose           1997    169,541    294,127          -0-     25,000          10,782
  Music Publishing                  1996    163,020    276,609       52,880(2)   7,679          16,580
Dan E. Harrell....................  1998    310,000    215,581          -0-        -0-          11,381
  President -- Idea                 1997(3) 285,812    154,515    1,213,736(4)  16,911           7,560
  Entertainment
Carl W. Kornmeyer.................  1998    270,000    163,620          -0-        -0-          14,800
  President --                      1997    245,000    177,258          -0-     70,000           9,884
  Communications Group              1996    195,833    143,200       52,880(2)  11,518           7,719
Jack J. Vaughn....................  1998    378,560     74,980          -0-     50,000          52,630
  Chairman -- Opryland              1997    378,560    260,458    1,481,250(5)     -0-          24,942
  Lodging Group                     1996    364,000    195,723      148,120(2)  19,196          24,280

---------------
(1) Includes contributions by the Company to the Supplemental Deferred Compensation Plan (the "SUDCOMP Plan") and to the 401(k) Savings Plan (the "Savings Plan"), and premiums paid by the Company for group term life insurance provided for the benefit of the Named Executive Officer. Mr. Gaylord is not a participant in the SUDCOMP Plan or Savings Plan, nor does he receive life insurance benefits from the Company. The Company's contributions to the SUDCOMP Plan, the Savings Plan, and payments on behalf of the Named Executive Officers for group term life insurance are reflected in the table below.

                                                                                       GROUP TERM
                                                                                     LIFE INSURANCE
NAME                                                       YEAR   SUDCOMP   401(K)      PREMIUMS
----                                                       ----   -------   ------   --------------
Terry E. London..........................................  1998   $10,197   $4,800       $ 8,494
                                                           1997    6,062     4,750         7,107
                                                           1996    4,484     4,500         6,908
Jerry O. Bradley.........................................  1998    9,581     4,800         4,095
                                                           1997    2,307     4,750         3,725
                                                           1996    8,471     4,500         3,609
Dan E. Harrell...........................................  1998      -0-     4,800         6,581
                                                           1997      -0-     3,685         3,875
Carl W. Kornmeyer........................................  1998    4,526     4,800         5,474
                                                           1997    1,987     4,750         3,147
                                                           1996    2,617     4,500           602
Jack J. Vaughn...........................................  1998   14,756     4,800         8,074
                                                           1997   11,884     4,750         8,308
                                                           1996   11,721     4,500         8,059

    In addition, during 1998 the Company conveyed to Mr. Vaughn an automobile which was valued at $25,000.

(2) Awards of shares of restricted stock of Old Gaylord were made in 1996 to certain Named Executive Officers, the restrictions with respect to which were originally designed to lapse on the third anniversary of the date of grant based on the extent to which Old

    Gaylord attained certain predetermined cumulative earnings per share targets. In accordance with the change in control provisions of the awards, all restrictions on such stock lapsed in connection with the CBS Merger and the Distribution. The numbers of shares of Old Gaylord awarded in 1996 with respect to which such restrictions lapsed held by Messrs. London, Bradley, Kornmeyer, and Vaughn were 3,307, 2,066, 2,066, and 5,787, respectively. The values of these awards, based on the per share price of Old Gaylord Class A Common Stock immediately preceding the Distribution and the CBS Merger (as reported on the NYSE, $25.81), were $85,362, $53,329, $53,329, and $149,377, respectively.

(3) Employed by the Company on March 24, 1997.

(4) Awards of 40,970 shares of restricted stock on the date of the CBS Merger, the value of which is based on the closing per share price of Common Stock as reported on the NYSE on October 1, 1997, with restrictions as to 4,143 such shares scheduled to lapse on October 1, 2000, and restrictions as to 36,827 such shares scheduled to lapse in one-third increments annually beginning on October 1, 2002. See "EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL ARRANGEMENTS." The value of the 40,970 shares of restricted stock was $1,234,221 on December 31, 1998 based on the closing Common Stock price ($30 1/8) as reported on the NYSE on that date. The restricted stock is entitled to dividends and voting rights from the date of grant.

(5) Award of 50,000 shares of restricted stock on the date of the CBS Merger, the value of which is based on the closing per share price of Common Stock as reported on the NYSE on October 1, 1997, with restrictions lapsing as to 10,000 such shares on April 1, 1998, and restrictions lapsing as to 40,000 such shares on October 16, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes the terms of stock options granted by the Company to each of the Named Executive Officers during 1998. All of the options referred to in the table below are NQSOs granted pursuant to the 1997 Stock Plan, were granted at the fair market value on the date of grant, and are for the purchase of the Common Stock. No SARs have ever been granted by the Company.

                                                    INDIVIDUAL GRANTS
                                ----------------------------------------------------------
                                                    PERCENT OF                                POTENTIAL REALIZABLE
                                                      TOTAL                                     VALUE AT ASSUMED
                                   NUMBER OF         OPTIONS                                  ANNUAL RATES OF STOCK
                                   SECURITIES       GRANTED TO                                 PRICE APPRECIATION
                                   UNDERLYING      EMPLOYEES IN                                  FOR OPTION TERM
                                    OPTIONS           FISCAL      EXERCISE      EXPIRATION   -----------------------
NAME                               GRANTED(#)          YEAR        PRICE           DATE          5%          10%
----                            ----------------   ------------   --------      ----------   ----------   ----------
Terry E. London................          --              --%       $   --             --     $       --   $       --
Edward L. Gaylord..............          --              --            --             --             --           --
Jerry O. Bradley...............      25,000(1)          7.1         31.06        3/20/08        488,376    1,237,641
Dan E. Harrell.................          --              --            --             --             --           --
Carl W. Kornmeyer..............          --              --            --             --             --           --
Jack J. Vaughn.................      50,000(2)         14.2         33.63        5/07/08      1,057,486    2,679,878

---------------
(1) Options vest in one-third increments annually beginning on February 28, 2001.

(2) Options vested February 1, 1999.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

     The following table summarizes, for each of the Named Executive Officers, the shares acquired upon the exercise of options to purchase Common Stock during 1998, the value realized on exercise, the total number of unexercised stock options and the aggregate dollar value of in-the-money unexercised stock options held at December 31, 1998. All of the stock options referenced below are for Common Stock and were awarded pursuant to the 1997 Stock Plan.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES                         OPTIONS AT FY-END(#)          OPTIONS AT FY-END(1)
                             ACQUIRED ON        VALUE       ---------------------------   ---------------------------
NAME                         EXERCISE(#)       REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        --------------    ----------    -----------   -------------   -----------   -------------
Terry E. London...........          --                --      147,499        300,000      $2,518,299      $565,500
Edward L. Gaylord.........          --                --      170,937             --       2,507,548            --
Jerry O. Bradley..........          --                --       15,741         50,000          62,224        47,125
Dan E. Harrell............          --                --           --         16,911              --       111,697
Carl W. Kornmeyer.........          --                --       16,439         70,000          66,135       131,950
Jack J. Vaughn............          --                --      124,043             --       1,147,741            --

---------------
(1) The aggregate dollar value of the options held at year end are calculated as the difference between the fair market value of the Company's Common Stock
   ($30 1/8 as reported on the NYSE on December 31, 1998) and the respective exercise prices of the stock options.

                      COMPENSATION PURSUANT TO OTHER PLANS
  Retirement Plans.

     Employees of the Company and certain of its subsidiaries who have attained age 21 and completed at least one year of service with more than 1,000 hours of service are eligible to participate in the Company's defined benefit pension plan (the "Retirement Plan"). Accrued benefits are 100% vested after 5 years of service. The normal retirement benefit payable to a vested participant upon retirement at age 65 is equal to the sum of:

          (A) 0.85% of the participant's Average Monthly Compensation multiplied by his or her number of Years of Benefit Service, as defined in the Retirement Plan; and

          (B) 0.65% of the excess, if any, of the participant's Average Monthly Compensation over the monthly Integration Level, as defined in the Retirement Plan, multiplied by his or her Years of Benefit Service.

     The normal form of benefit is calculated in the form of a life only annuity payable monthly. The participant may elect or may be required to take, based on marital status, alternative forms of payment pursuant to the provisions of the Retirement Plan.

     Average Monthly Compensation is defined as the average of Compensation for the five consecutive years in which earnings were the highest within the last ten years of employment. The Integration Level is the average of the Social Security taxable wage bases in effect for each calendar year during the 35-year period ending with the calendar year in which the participant retires or terminates from employment.

     Compensation is defined as a participant's wages, salaries, fees, and other amounts received for personal services actually rendered in the course of employment. It excludes severance pay, distributions from any plan of deferred compensation, amounts realized from the exercise of a nonqualified stock option, amounts realized when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option, and other amounts which received special tax benefits. Compensation also includes any amounts contributed by the Company on behalf of an employee (i) to a nonqualified plan of deferred compensation or (ii) which are not includable in the gross income of the employee due to the Code Section 125, 402(e)(3) or 402(h). Compensation in excess of the 1998 statutory compensation limit of $160,000 will be disregarded.

     The Company also maintains two non-qualified retirement plans to provide benefits to certain employees of the Company: (i) the NLT Supplemental Executive Retirement Plan (the "NLT SERP") and (ii) the Retirement Benefit Restoration Plan (the "Restoration Plan"). These plans are not prefunded and the beneficiaries' rights to receive distributions thereunder constitute unsecured claims to be paid from the general assets of the Company.

     The NLT SERP provides a benefit to certain executives in an amount equal to the actuarial difference between benefits provided by the Retirement Plan and benefits that would have been available to such persons under the defined benefit pension plan of the predecessor to Opryland USA Inc. had service continued thereunder from the date such predecessor was acquired by the Company, August 31, 1983, until the date of retirement, service termination, or death of the covered employee. The benefits payable under the NLT SERP are determined as of the effective date of termination of employment and are subject to the maximum benefit limitations imposed by Section 415 of the Code. None of the Named Executive Officers are currently covered by the NLT SERP. Mr. Vaughn, who retired as an employee of the Company effective December 31, 1998, received a single lump sum payment in respect of benefits otherwise payable to him under the NLT SERP following retirement in the amount of $528,094.

     The Restoration Plan provides a benefit to certain employees to "replace" benefits lost due to Code limitations imposed upon qualified defined benefit pension plans. The benefit is determined by calculating the Retirement Plan benefit without respect to limitations imposed by Section 415 of the Code and subtracting the benefit payable from the Retirement Plan. The total annual benefit is limited to 45% of Average Annual

Compensation (without respect to Code limitations), which limitation considers benefits payable pursuant to the Restoration Plan, the Retirement Plan, the NLT SERP, employer matching contributions to the 401(k) Savings Plan and SUDCOMP Plan (assuming the maximum match), and one-half of any annual Social Security benefit payable to the employee. To determine the maximum benefit, all benefits are converted, based on the same actuarial factors used to calculate benefits under the Retirement Plan, to a life only annuity benefit payable at age 65. The Restoration Plan benefit is reduced (not below zero) if the total annual benefit exceeds the 45% maximum limitation.

     The following table shows the combined estimated annual pensions payable under the Retirement Plan and the Restoration Plan to employees upon retirement in specified remuneration and years-of-service classifications. The amounts shown in the table do not include benefits payable from Social Security. The amount of estimated annual pension is based upon a pension formula which applies to all participants in the Retirement Plan and the Restoration Plan. The estimated amounts are based on the assumption that (i) payments under the Retirement Plan and the Restoration Plan will commence upon retirement at age 65 in 1998 in the form of a single life only annuity, (ii) the Integration Level is $31,128 and (iii) the Retirement Plan and the Restoration Plan will continue in force in their present form. Effective January 1, 1999, unless the participant selects an alternative payout option, payment under the Retirement Plan and the Restoration Plan will occur in the form of lump sum.

                                             ESTIMATED ANNUAL DEFINED BENEFIT PLAN EXCLUDING SOCIAL SECURITY(3)
                          ESTIMATED      --------------------------------------------------------------------------
                          FIVE-YEAR                                   YEARS OF SERVICE
                        FINAL AVERAGE    --------------------------------------------------------------------------
PAY AT AGE 65(1)       COMPENSATION(2)      10         15         20         25         30         35         40
----------------       ---------------   --------   --------   --------   --------   --------   --------   --------
100,000..............       90,000         11,477     17,215     22,953     28,692     34,430     40,168     45,907
125,000..............      112,500         14,852     22,278     29,703     37,129     44,555     51,981     59,407
150,000..............      135,000         18,227     27,340     36,453     45,567     54,680     63,793     72,907
200,000..............      180,000         24,977     37,465     49,953     61,998     65,930     76,918     87,907
250,000..............      225,000         31,727     47,590     63,453     79,317     79,511     79,511     87,907
300,000..............      270,000         38,477     57,715     76,953     96,192     97,023     97,023     97,023
400,000..............      360,000         51,977     77,965    103,953    129,942    132,048    132,048    132,048
500,000..............      450,000         65,477     98,125    130,953    163,692    167,073    167,073    167,073
600,000..............      540,000         78,977    118,465    157,953    197,442    202,098    202,098    202,098
700,000..............      630,000         92,477    138,715    184,953    231,192    237,123    237,123    237,123
800,000..............      720,000        105,977    158,965    211,953    264,942    272,148    272,148    272,148

---------------
(1) The maximum annual compensation that can be recognized by a qualified defined benefit pension retirement plan is $160,000 in 1998 (Code Section 401(a)(17)).

(2) Estimated five-year final average compensation is based on 90% of pay at age 65.

(3) The Restoration Plan benefit for covered employees whose pay at age 65 equals or exceeds $200,000 in the table above is calculated by limiting total benefits payable under both of the Company defined benefit plans (namely, the Retirement Plan and the Restoration Plan) to 45%, as described above.

     Messrs. Gaylord, London, Bradley, Harrell, Kornmeyer, and Vaughn had 52, 21, 12, 1, 24, and 23 years of credited service, respectively, on December 31, 1998. As a result of the Code Section 401(a)(17) limitation on eligible compensation, the 1998 includable compensation in determining benefits under the Retirement Plan was limited to $160,000 for the Named Executive Officers.

  401(k) Savings Plan.

     The Company maintains the 401(k) Savings Plan, a defined contribution plan with a salary deferral arrangement under Section 401(k) of the Code. Certain employees who have attained age 21 and completed at least one year of service with more than 1,000 hours of service are eligible to participate in the Savings Plan.

     Savings Plan participants are permitted to make elective contributions of between 1% and 20% of their "Compensation" (as defined in the Savings Plan). Under the Savings Plan, 50% of the contribution made by each participant is matched by the Company up to 6% of compensation, with a maximum employer contribution equal to the lesser of (i) 3% of the participant's Compensation or
(ii) such lesser amount specified by Section 401(k) of the Code.

     A participant's elective contributions vest immediately. The employer matching contributions vest according to the following schedule:

YEARS OF SERVICE                                                PERCENT
----------------                                                -------
Less than 2.................................................        0
2 to 3......................................................       40
3 to 4......................................................       60
4 to 5......................................................       80
5 or more...................................................      100

     Participants actively participating in the 401(k) Savings Plan may request no more than one new loan each quarter and may have no more than three loans outstanding at any time. They are also permitted to make in-service withdrawals and hardship withdrawals in conformity with the terms of the Savings Plan.

     Participating employees may invest both their own contributions and employer contributions into one of seven funds, including up to 30% of their contributions in a fund comprised exclusively of the Company's Common Stock.

     Upon termination of employment, disability, death, or retirement, a participant receives the value of his or her account. For any participant who first performed an hour of service with the employer on or before December 31, 1991, the benefit will be paid in the form of an annuity, unless a lump sum payment is elected. The form of benefit for any other participant will be a lump sum payment.

  Supplemental Deferred Compensation Plan.

     The Company maintains the SUDCOMP Plan, which is a deferred compensation arrangement for a select group of management or highly compensated employees, including all of the Company's executive officers, which is intended to provide benefits like those provided under the 401(k) Savings Plan, notwithstanding the limitations under the 401(k) Savings Plan imposed by Section 401(k) of the Code. The SUDCOMP Plan is administered by the Benefits Trust Committee which has the exclusive authority to select the employees who are entitled to participate in the SUDCOMP Plan and to interpret and administer the SUDCOMP Plan.

     The terms of the SUDCOMP Plan are generally the same as the terms of the Savings Plan except that (i) employer matching contributions (if any) are 50% vested after two years of service and are vested in full after three years of service, (ii) elective contributions are limited to the lesser of 16% of compensation (20% effective January 1, 1999) or $80,000, (iii) upon termination of employment for any reason, distributions from the SUDCOMP Plan must generally be distributed to participants within 90 days of their termination of employment, (iv) distributions from the SUDCOMP Plan may not be rolled into an Individual Retirement Account or another employer's defined contribution plan, and (v) distributions from the SUDCOMP Plan are taxed in full upon distribution. SUDCOMP Plan participants are permitted to invest both their own contributions and employer contributions in the same or similar funds made available to 401(k) Savings Plan participants, other than the Common Stock fund.

                             DIRECTOR COMPENSATION

     Arrangements regarding directors' compensation for services as directors are determined by the Compensation Committee. During 1998, each non-employee director received (i) an annual Board retainer of $30,000, and (ii) an annual committee retainer of $5,000 per committee on which such director served ($6,000 for committee chairmen). In addition, non-employee directors were entitled to a per-meeting fee of $1,500 for special meetings of the Board of Directors or its committees. The Company has established a deferred compensation plan whereby non-employee directors may defer their cash compensation until their retirement or resignation from the Board of Directors. Currently, none of the directors are participating in the deferred compensation plan. Employee directors are not compensated for service as directors in addition to their salaries. All directors are reimbursed for their expenses incurred in attending meetings. In addition, directors are eligible to participate in the 1997 Stock Plan as determined from time to time by the Compensation Committee. On May 8, 1998, the Company's four non-employee directors at that time, Mr. Dickinson, Mrs. Everest, Mr. Rodgers, and Ms. Wilderotter, were each awarded options to purchase 7,000 shares of Common Stock at a price of $33.44 per share, such options to vest one year from the date of grant thereof.

           EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL ARRANGEMENTS

     Awards granted under the 1997 Stock Plan become immediately exercisable or otherwise non-forfeitable in full in the event of a Change in Control of the Company (as defined therein), notwithstanding specific terms of the awards providing otherwise. A Change in Control is defined in the 1997 Stock Plan to include, among other things, (i) the acquisition of securities representing a majority of the combined voting power of all classes of the Company's capital stock by any person (other than the Company and other related entities); (ii) the approval by the stockholders of the Company of a merger or consolidation of the Company into or with another entity (with certain exceptions), the sale or other disposition of all or substantially all of the Company's assets, or the adoption of a plan of liquidation; or (iii) a change in the composition of the Board of Directors in any two-year period such that individuals who were Board members at the beginning of such period cease to constitute a majority thereof (with certain exceptions).

     Prior to September 30, 1997, Old Gaylord entered into severance agreements with certain members of management (the "Severance Agreements"), including each of the Named Executive Officers other than Mr. Harrell, which agreements were assumed by the Company following the CBS Merger. These Severance Agreements became effective upon the CBS Merger, which constituted a "Change of Control" (as defined therein), and provide for a two-year employment agreement thereafter. In the event a Named Executive Officer who has a Severance Agreement is terminated or his compensation is reduced prior to the expiration of the two year employment period on September 30, 1999, he is entitled to a lump sum payment equal to 250% of the sum of his base salary and cash incentive bonus.

     In March 1997, the Company purchased Blanton Harrell Entertainment, an international management company managing primarily Christian music artists. In connection with such acquisition, Dan E. Harrell, a co-founder and 50% owner of Blanton Harrell Entertainment and an executive officer of the Company, and the Company entered into a seven-year employment agreement providing for a $300,000 annual base salary (increasing annually as determined by the Compensation Committee, but in no event less than the consumer price index) and an annual cash bonus of up to 60% of such base salary, as determined by the Compensation Committee by reference to performance criteria similar to those established for the Company's other executive officers. The employment agreement also provides for annual awards of options to purchase 16,911 shares of Common Stock (becoming exercisable annually in 25% increments beginning on the second anniversary of the date of grant) and up to 4,143 shares of restricted stock (vesting and becoming non-forfeitable on the third anniversary of the date of grant based on earnings per share targets), such options and shares of restricted stock being referred to herein collectively as "Annual Awards." Moreover, Mr. Harrell was given a one time award of 36,827 shares of restricted stock (the "One-Time Award"), which shares vest and become non-forfeitable in one-third increments on October 1, 2002, 2003, and 2004 if the business has achieved targeted operating cash flow growth rates. In the event of a termination of Mr. Harrell's employment by the Company without cause or by Mr. Harrell following a breach of the employment agreement by the Company, Mr. Harrell would receive a lump sum severance payment equal to 100% of his base salary (less $186,000) and the exercisability or nonforfeitability, as applicable, of all Annual Awards would be accelerated. In such case, Mr. Harrell would also have the right to purchase for a nominal amount the artist management business sold to the Company. In the event of a termination of employment without cause following a Change of Control (as defined in the agreement), Mr. Harrell would receive a lump sum severance payment equal to 200% of his base salary (less $186,000) and the exercisability or non-forfeitability, as applicable, of all Annual Awards and the One-Time Award would be accelerated.

     In March 1998, the Company entered into a five-year employment agreement with Jerry O. Bradley, an executive officer of the Company. The employment agreement provides for an annual base salary of $200,000, subject to such increase as may be determined from time to time by the Company, an annual cash bonus based on the "net publishers' share" of Acuff-Rose and an additional annual cash bonus as determined in the discretion of the Company, not to exceed 9% of his annual base salary. In addition, Mr. Bradley received an option to purchase 25,000 shares of Common Stock, which option becomes exercisable in one-third increments annually beginning on February 28, 2001. In the event Mr. Bradley is terminated without cause, he will continue to receive his annual salary and bonus through February 28, 2003, with the bonus to be calculated by reference to Acuff-Rose's "net publishers' share" earned in 1997, and the exercisability of all options will be accelerated to the date of termination. Any severance benefits payable to Mr. Bradley under such circumstances would be offset against any severance benefits Mr. Bradley may be entitled to under his Severance Agreement described above.

     In June 1998, the Company entered into a two-year consulting agreement with Jack J. Vaughn effective January 1, 1999 following his retirement as an officer of the Company. The agreement provides for an annual consulting fee of $200,000 and the reimbursement by the Company of reasonable and necessary expenses of Mr. Vaughn approved by the Company. In the event the Company terminates the agreement prior to the end of the term of the agreement, Mr. Vaughn will continue to receive his consulting fee for the remainder of the term.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is composed of Messrs. Dickinson, Rodgers and Wood (since March 1, 1999) and Ms. Wilderotter. Mr. Dickinson is also a director and shareholder of OPUBCO. Edward L. Gaylord and E.K. Gaylord II, both directors and executive officers of the Company, are also directors, executive officers, and shareholders of OPUBCO.

     The Company leases 1,000 square feet of certain real estate located in Dallas, Texas owned by it to OPUBCO at an annual rent of $12,000, payable in monthly installments. The term of the lease is from December 1, 1997 to December 31, 1999.

     In February 1998, OKC Athletic Club, LP, the limited partnership that owns the Oklahoma Redhawks in which the Company owns approximately 65%, borrowed approximately $2.9 million from a wholly owned subsidiary of OPUBCO, bearing interest at a prime rate plus 1% and payable in full on January 12, 2001. In January 1999, the limited partnership prepaid the loan in full with borrowings from the Company.

     The Company believes that the above-mentioned transactions were on terms no less favorable to the Company or its affiliates than could have been obtained from unaffiliated third parties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Edward L. Gaylord and E.K. Gaylord II are executive officers of the Company and of OPUBCO, and such persons, together with Christine Gaylord Everest and Martin C. Dickinson, are also directors of the Company and of OPUBCO. The Voting Trustees, who control approximately 45.4% of the Company's voting power (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT"), beneficially own a majority of the voting stock of OPUBCO. The descriptions of the transactions between the Company or its affiliates and OPUBCO contained in "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" above are incorporated herein by this reference.

     Howard L. Wood has been a director of the Company since March 1999 and, until November 1998, owned an interest in Charter Communications, Inc., an operator of cable television properties in the United States. Mr. Wood also served, and continues to serve, as an executive officer of Charter. In 1995, the Company sold its cable television systems to CCT Holdings Corp. ("CCTH"), an affiliate of Charter, in exchange for $198.8 million in cash, a note receivable in the face amount of $165.7 million and the right to receive a percentage of proceeds from certain future asset sales. During the fourth quarter of 1998, the Company received payment of $238.4 million from CCT representing prepayment of the note receivable and accrued interest, and in January 1999 the Company received a payment of approximately $130 million in connection with the sale of the cable assets by CCTH to a third party.

     Craig L. Leipold has been a director of the Company since February 1999 and, together with members of his immediate family, owns an 80.1% interest in Nashville Hockey Club Limited Partnership, the limited partnership that owns the Nashville Predators, an expansion team of the National Hockey League. Mr. Leipold is also an executive officer of the Predators. The Company acquired a 19.9% interest in the limited partnership in exchange for cash consideration of approximately $12.8 million, which was paid in 1997 and 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers and other key management personnel, approximately 49 persons including the Named Executive Officers in 1998, is reviewed and approved annually by the Compensation Committee of the Board of Directors, which was comprised during 1998 of Joe M. Rodgers, Martin C. Dickinson, and Mary Agnes Wilderotter, each of whom are non-employee directors. In March 1999, Howard L. Wood, who is also a non-employee director, became an additional member of the Compensation Committee. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Compensation Committee establishes policies and guidelines for other benefits and administers compensation and certain other benefits plans, including the awards of stock and stock options pursuant to the 1997 Stock Plan. The Compensation Committee is assisted in making compensation decisions by the Company's management--primarily the Chief Executive Officer (referred to in this report as the "CEO") and, with respect to compensation decisions concerning the CEO, the Chairman of the Board--and the Company's independent professional compensation consultants. The following report was prepared prior to Mr. Wood becoming a member of the Compensation Committee.

COMPENSATION POLICIES AND PROCEDURES APPLICABLE TO EXECUTIVE OFFICERS FOR 1998

     General. The stated mission of the Company is to maximize stockholder value through the development and enhancement of the Company's country music franchise, family oriented entertainment, and world class convention and lodging facilities. In that regard, the Compensation Committee is dedicated to employing compensation policies and strategies designed to assist in that mission by (i) attracting, retaining, and rewarding management personnel; (ii) aligning the Company's executive compensation program with the interests of stockholders by rewarding performance that enhances stockholder value; and (iii) providing appropriate incentives for executives to achieve company-wide, business unit and individual performance goals.

     The first regular Compensation Committee meeting each calendar year is dedicated to reviewing performance of management during the prior year, reviewing and adopting compensation policies to be applied during the succeeding year and establishing executive compensation for that succeeding year consistent with those policies. At such meeting, the Compensation Committee reviews and takes action on the compensation for the Company's executive officers (other than the Chairman, the Vice Chairman, and the CEO), which are proposed by the Company's CEO (with the assistance of the Board's independent compensation consultants). At such meeting, the Compensation Committee also determines the compensation for the Chairman, the Vice Chairman, and the CEO. In making these compensation decisions, the Compensation Committee focuses on three primary components of the executive compensation program, each of which is intended to reflect company-wide and individual performance based on factors that are measured objectively and subjectively: base salary compensation, annual incentive compensation, and long-term incentive compensation. From time to time during the calendar year, in light of increased job responsibilities or particularly meritorious performance, the Compensation Committee may review an executive's compensation and make adjustments in any one or more of the foregoing components.

     Base Salary Compensation. The 1998 base salary compensation of the Company's executive officers (other than the Chairman's and the Vice-Chairman's, but including the CEO's) is based on a number of factors, including prior year base salaries, individual performances during the prior year, and executive compensation survey data compiled by the Company's independent compensation consultants. At the direction of the Compensation Committee, the independent compensation consultants were instructed to survey comparable companies in each executive's area of responsibility within the Company. For example, with respect to a Hospitality and Attractions Group executive, comparable companies in the leisure and hospitality industries were surveyed. The comparable companies surveyed by the Company's independent compensation consultants included several of the companies comprising the Dow Jones Lodging Index and the Dow Jones Entertainment Index, which indices are presented on the Performance Graph on page 29, as well as additional companies in the lodging, entertainment, media, and music industries with whom the Company believes it competes for executive talent. Based on historical compensation of the particular executive and survey data produced by the compensation consultant, the CEO recommended a base salary for each executive officer targeted, in general, to the 50th percentile of total compensation for similarly situated executives of comparable companies, which recommendation the Compensation Committee then reviewed, modified, and approved in light of its compensation policies. The 1998 base compensation for the Chairman was established by the Compensation Committee primarily on the basis of his prior year's compensation and the Committee's view of the contributions of the Chairman to the performance of the Company in 1997.

     Annual Incentive Compensation. The Compensation Committee also reviewed and approved corporate, departmental, and individual performance targets established by the CEO as the bases for annual incentive cash compensation for each executive officer. It was determined that a portion of each executive's incentive bonus would be based on 1998 operating cash flow (defined as operating income plus depreciation and amortization), applied both on a Company-wide basis in order to reflect the Company's "one company" culture and, where appropriate, on a business-unit basis in order to reflect an executive's managerial effectiveness. The Compensation Committee believed that, for 1998, operating cash flow was the stock market's principal measurement of the Company's performance and, accordingly, determined to make it the primary basis for incentive compensation. In general, corporate and individual performance levels were established such that if the Company and, where applicable, the executive's business unit met its pre-established financial targets and the executives fully completed their individual performance goals, the executives' total cash compensation would be generally at the 75th percentile for total compensation for similarly situated executives of comparable companies. If such targets were exceeded, total cash compensation could exceed the 75th percentile. For executives who manage a particular operating group, 9% to 20% of their total bonus payout was determined by reference to the extent to which a predetermined corporate operating cash flow target was met; up to 5% was determined based on the executives' utilization of their capital budgets; 30% to 60% of their total bonus payout was determined by the extent to which operating cash flow goals of the operating unit or group which they supervise were met; up to 30% was determined based on their achievement of department goals; and up to 20% was determined based on the achievement of individual goals as determined in the subjective judgment of the Compensation Committee. For administrative executives who did not manage a particular operating group, including the CEO, 55% to 60% of their total bonus payout was determined based on the extent to which a predetermined corporate operating cash flow target was attained; 5% to 20% was determined based on the executives' utilization of their capital budgets; up to 20% was determined based on their achievement of department goals; and 20% to 40% was determined based on their achievement of individual performance goals as determined in the subjective judgment of the Compensation Committee.

     Long-Term Incentive Compensation. The Compensation Committee believes that a powerful way of aligning long-term interests of executive officers with those of stockholders is to award equity-based compensation in the form of stock options and restricted stock. During 1998, stock options were awarded by the Compensation Committee primarily to newly hired executive employees. Shares of restricted stock were not awarded during 1998. In general, the options are exercisable at the market price on the date of award and vest ratably over a three-year period beginning three years after grant. The size of the award of options were proposed by the CEO in consultation with the independent compensation consultants based on the expected growth rates and relative values of businesses the executives managed.

CEO LONDON'S COMPENSATION

     In reviewing and approving the compensation of Mr. London in 1998, the Compensation Committee considered many of the same criteria as described above with respect to executive officers in general, including the compensation of comparable executives at companies within the entertainment, lodging and media industries, the performance of the Company in 1997, and the scope of Mr. London's executive responsibilities.

     Mr. London's base salary for 1998 was $425,000, which was the same as his 1997 year end base salary. In addition, Mr. London was awarded an annual incentive bonus for 1998 performance of $232,181. Approximately 51% of this bonus, or $119,131, was based on the Company's achievement of Company-wide operating cash flow targets; 26% or $59,500 was based on Mr. London's utilization of the capital budget; and the remaining 23% was based on Mr. London's achievement of individual performance goals. Mr. London was not awarded any options during 1998.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATION

     Each year the Compensation Committee analyzes the potential impact of the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA"). Under the Department of the Treasury regulations, compensation pursuant to the Company's stock incentive plans should, in general, be "performance-based" and therefore excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from such limit. The Compensation Committee believes that the Company is in no immediate danger of losing any deductions. The Compensation Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under OBRA.

                                          JOE M. RODGERS, CHAIRMAN
                                          MARTIN C. DICKINSON
                                          MARY AGNES WILDEROTTER

                               PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock from October 1, 1997, the date immediately following the Distribution (based on the proportionate value of Old Gaylord Common Stock, as reported on the NYSE on September 30, 1997, attributable to the Company's Common Stock following the Distribution and CBS Merger), through December 31, 1998 with the cumulative total return of the Dow Jones Lodging Index, the Dow Jones Entertainment Index, the Russell 2000 Index, and the Dow Jones Global-U.S. Index. The Company is changing its equity market index from the Dow Jones Global-U.S. Index to the Russell 2000 Index. Because the companies included in the Russell 2000 Index are more comparable to the Company in market capitalization size than the companies in the Dow Jones Global-U.S. Index, the Company believes that the Russell 2000 Index provides a better gauge of the Company's performance.

                                    GAYLORD                                DOW JONES
                                 ENTERTAINMENT         DOW JONES         ENTERTAINMENT                          DOW JONES GLOBAL
                                    COMPANY          LODGING INDEX           INDEX         RUSSELL 2000 INDEX     -U.S. INDEX
                                 -------------       -------------       -------------     ------------------   ----------------
Oct 97                              100.00              100.00              100.00              100.00               100.00
Dec 97                              113.64              104.73              119.56               96.65               103.26
Dec 98                              109.44               79.90              228.25               94.19               132.84

                           PROPOSALS OF STOCKHOLDERS

     To be eligible for inclusion in the Company's proxy statement for the 2000 annual meeting, proposals of stockholders must be in writing and be received by the Company at its principal executive offices not later than December 2, 1999.

     If a stockholder desires to bring business before the 2000 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, the Company's Bylaws require that he or she must notify the Company in writing not later than March 14, 2000 and not earlier than February 13, 2000. If a proposal is not received by March 14, 2000, management's proxies may exercise their discretionary authority to vote previously solicited proxies against such proposal if it is raised at the 2000 annual meeting, even though the proposal is not discussed in the proxy statement.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

March 31, 1999

                                                                      APPENDIX A

PROPOSED AMENDMENT.

     The first sentence of Section 5 of the 1997 Stock Option Plan is proposed to be amended to read, in its entirety, as follows:

     The maximum number of shares of Common Stock reserved for the grant of awards under the Plan shall be 4,250,000 (including shares of Common Stock reserved for the grant of awards issued in connection with the Distribution Agreement (as defined below)), subject to adjustment as provided in Section 11 hereof.

1997 STOCK PLAN.

     The text of the 1997 Stock Option Plan, as currently in effect, is set forth below:

                         GAYLORD ENTERTAINMENT COMPANY
                      1997 STOCK OPTION AND INCENTIVE PLAN
                   AMENDED AND RESTATED AS OF AUGUST 15, 1998

1. PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

     The purpose of this Amended and Restated 1997 Stock Option and Incentive Plan of Gaylord Entertainment Company (the "Plan") is to afford an incentive to officers, directors, key employees, consultants and advisors of Gaylord Entertainment Company (the "Company"), or any Subsidiary (as defined herein) which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as officers, directors, employees, consultants and advisors, to increase their efforts on behalf of the Company and to promote the success of the Company's business.

     It is further intended that options granted by the Compensation or other Committee (the "Committee") of the Board of Directors of the Company (the "Board") pursuant to Section 8 of the Plan shall constitute "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options granted by the Committee pursuant to Section 7 of the Plan shall constitute "nonqualified stock options" ("Nonqualified Stock Options"). The Committee may also grant stock appreciation rights ("Stock Appreciation Rights" or "SARs") pursuant to
Section 9 of the Plan and shares of restricted stock ("Restricted Stock") pursuant to Section 10 of the Plan.

     The provisions of the Plan are intended to satisfy the requirements of
Section 16(b) of the Securities Exchange Act of 1934, and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted, and applied by regulations, rulings, and cases. The Plan is also designated so that awards granted hereunder intended to comply with the requirements for "performance-based" compensation under Section 162(m) of the Code may comply with such requirements. The creation and implementation of the Plan shall not diminish or prejudice other compensation plans or programs approved from time to time by the Board.

2. DEFINITIONS.

     As used in this Plan, the following words and phrases shall have the meanings indicated:

          (a) "Common Stock" shall mean shares of Common Stock, par value $.01 per share, of the Company.

          (b) "Disability" shall mean a Grantee's (as defined in Section 3 hereof) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          (c) "Fair Market Value" per share of Common Stock as of a particular date shall mean (i) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

          (d) "Immediate Family" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

          (e) "Option" or "Options" shall mean a grant to a Grantee of an option or options to purchase shares of Common Stock. Options granted by the Committee pursuant to the Plan shall constitute either Incentive Stock Options or Nonqualified Stock Options.

          (f) "Parent" shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, each of the companies other than the Company owns stock or equity interests (including partnership interests) possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or equity interests in one of the other companies in such chain.

          (g) "Performance Goals" means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income; (ii) operating cash flow; (iii) operating profit; (iv) return on equity, assets, capital, or investment; (v) earnings or book value per share; (vi) sales or revenues; (vii) operating expenses; (viii) cost of capital; (ix) Common Stock price appreciation; and (x) implementation or completion of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined, to the extent applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided, that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principles.

          (h) "Subsidiary" shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an Option, each of the companies other than the last company in the unbroken chain owns stock or equity interests (including partnership interests) possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or equity interests in one of the other companies in such chain.

          (i) "Ten Percent Stockholder" shall mean a Grantee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

          (j) "Retirement" means retirement by an employee from active employment with the Company or any Subsidiary (i) on or after attaining age 65, or (ii) with the express written consent of the Company on or after attaining age 55.

          (k) "Voting Trust" shall mean the trust created by that certain Voting Trust Agreement, dated as of October 3, 1990, as amended October 7, 1991, and as may be amended hereafter from time to time, and "Voting Trustees" shall mean the trustees of the Voting Trust.

3. ADMINISTRATION.

     The Plan shall be administered by the Committee, which will be comprised solely of "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or by the Board if for any reason the Committee is not so comprised, in which case all references herein to the Committee shall refer to the Board.

     The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options, SARs, and Restricted Stock; to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options and whether such Options will be accompanied by Stock Appreciation Rights; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price") and SARs, the kind of consideration payable (if any) with respect to awards, and the various methods for payment; to determine the period during which Options may be exercised and during which Restricted Stock shall be subject to restrictions, and whether in whole or in installments; to determine the persons to whom, and the time or times at which awards shall be granted (such persons are referred to herein as "Grantees"); to determine the number of shares to be covered by each award; to determine the terms, conditions, and restrictions of any Performance Goals and the number of Options, SARs, or shares of Restricted Stock subject thereto; to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with awards granted under the Plan (the "Agreements"); to cancel or suspend awards, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Grantees of any awards under this Plan.

     The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. One member of the Committee shall be selected by the Board as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

     No members of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

4. ELIGIBILITY.

     Directors, officers, key employees, consultants and advisors of the Company or any Subsidiary shall be eligible to receive awards hereunder; provided, however, that only consultants or advisors who have rendered bona fide services to the Company or any Subsidiary in connection with its business operations, and not in connection with the offer or sale of securities in capital-raising transactions, shall be eligible to receive awards hereunder. In determining the persons to whom awards shall be granted and the number of shares to be covered by each award, the Committee, in its sole discretion, shall take into account the contribution by the eligible participants to the management, growth, and profitability of the business of the Company and such other factors as the Committee shall deem relevant.

5. STOCK.

     The maximum number of shares of Common Stock reserved for the grant of awards under the Plan shall be 3,000,000 (including shares of Common Stock reserved for the grant of awards issued in connection with the Distribution Agreement (as defined below)), subject to adjustment as provided in Section 11 hereof. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company.

     If any outstanding award under the Plan should, for any reason, expire or be canceled, forfeited, or terminated, without having been exercised in full, the shares of Common Stock allocable to the unexercised, canceled, forfeited, or terminated portion of such award shall (unless the Plan shall have been terminated) become available for subsequent grants of awards under the Plan.

     The maximum number of shares of Common Stock with respect to which awards (including Options, SARs, and Restricted Stock) may be granted under the Plan to any eligible employee during any consecutive three-year period shall be 500,000, subject to adjustment as provided in Section 11 hereof. Notwithstanding the foregoing, shares of Common Stock issued or issuable to any person in connection with the Agreement and Plan of Distribution, dated as of September 30, 1997, between the Company and Gaylord Entertainment Company, a Delaware corporation (the "Distribution Agreement") shall not be counted for purposes of the maximum number of shares limitation in the preceding sentence.

6. TERMS AND CONDITIONS OF OPTIONS.

     Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the "Option Agreement"), in such form as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions:

          (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

          (b) Type of Option. Each Option Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option.

          (c) Option Price. Each Option Agreement shall state the Option Price, which, in the case of an Incentive Stock Option, shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock covered by the Option on the date of grant. The Option Price shall be subject to adjustment as provided in Section 11 hereof. Unless otherwise stated in the resolution, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

          (d) Medium and Time of Payment. The Option Price shall be paid in full, at the time of exercise, in any manner that the Committee shall deem appropriate or that the Option Agreement shall provide for, including, in cash, in shares of Common Stock having a Fair Market Value equal to such Option Price, in cash provided through a broker-dealer sale and remittance procedure, approved by the Committee, in a combination of cash and Common Stock, or in such other manner as the Committee shall determine.

          (e) Term and Exercisability of Options. Each Option shall be exercisable at such times and under such conditions as the Committee, in its discretion, shall determine; provided, however, that in the case of an Incentive Stock Option, such exercise period shall not exceed ten (10) years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Section 6(f) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

          (f) Termination of Employment.

             (i) Generally. Except as otherwise provided herein or as determined by the Committee, an Option may not be exercised unless the Grantee is then in the service or employ of the Company or a Parent or Subsidiary (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously in such service or employ since the date of grant of the Option. Unless otherwise determined by the Committee at or after the date of grant, in the event that the employment of a Grantee or the service provided to the Company by the Grantee terminates (other than by reason of death, Disability, Retirement, or for Cause) all Options that are exercisable at the time of such termination may be exercised for a period of 90 days from the date of such termination or until the expiration of the stated term of the Option, whichever period is shorter. For purposes of interpreting this Section 6(f) only, the service of a director as a non-employee member of the Board shall be deemed to be employment by the Company.

             (ii) Death or Disability. If a Grantee's employment with, or service to, the Company or a Parent or Subsidiary terminates by reason of death, or if the Grantee's employment or service terminates by reason of Disability, all Options theretofore granted to such Grantee will become fully vested and exercisable (notwithstanding any terms of the Options providing for delayed exercisability) and may be exercised by the Grantee, by the legal representative of the Grantee's estate, or by the legatee under the Grantee's will at any time until the expiration of the stated term of the Option. In the event that an Option granted hereunder is exercised by the legal representative of a deceased or disabled Grantee, written notice of such exercise must be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or legatee to exercise such Option.

             (iii) Retirement. If a Grantee's employment with, or service to, the Company or a Parent or Subsidiary terminates by reason of Retirement, any Option held by the Grantee may thereafter be exercised, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after the date of grant (but before the date of such Retirement), at any time until the expiration of the stated term of the Option.

             (iv) Cause. If a Grantee's employment with, or service to, the Company or a Parent or Subsidiary terminates for "Cause" (as determined by the Committee in its sole discretion) the Option, to the extent not theretofore exercised, shall terminate on the date of termination of employment.

             (v) Committee Discretion. Notwithstanding the provisions of subsections (i) through (iv) above, the Committee may, in its sole discretion, at or after the date of grant (but before the date of termination), establish different terms and conditions pertaining to the effect on any Option of termination of a Grantee's employment with, or service to, the Company or a Parent or Subsidiary, to the extent permitted by applicable federal and state law.

          (g) Other Provisions. The Option Agreements evidencing Options under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine.

7. NONQUALIFIED STOCK OPTIONS.

     Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Section 6 hereof.

8. INCENTIVE STOCK OPTIONS.

     Options granted pursuant to this Section 8 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 6 hereof

          (a) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of equity securities of the Company with respect to which Incentive Stock Options granted under this Plan and all other option plans of any Parent or Subsidiary become exercisable for the first time by each Grantee during any calendar year shall not exceed $100,000. To the extent such $100,000 limit has been exceeded with respect to any Options first becoming exercisable, including acceleration upon a Change in Control, and notwithstanding any statement in the Option Agreement that it constitutes an Incentive Stock Option, the portion of such Option(s) that exceeds such $100,000 limit shall be treated as a Nonqualified Stock Option.

          (b) Ten Percent Stockholder. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

9. STOCK APPRECIATION RIGHTS.

     The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

          (a) In General. Unless the Committee determines otherwise, an SAR (i) granted in tandem with a Nonqualified Stock Option may be granted at the time of grant of the related Nonqualified Stock Option or at any time thereafter, and (ii) granted in tandem with an Incentive Stock Option may only be granted at the time of grant of the related Incentive Stock Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable and shall terminate when the underlying Option terminates.

          (b) SARs. An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

          (c) Performance Goals. The Committee may condition the exercise of any SAR upon the attainment of specified Performance Goals, in its sole discretion.

10. RESTRICTED STOCK.

     The Committee may award shares of Restricted Stock to any eligible employee or director. Each award of Restricted Stock under the Plan shall be evidenced by an instrument, in such form as the Committee shall from time to time approve (the "Restricted Stock Agreement"), and shall comply with the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish including, without limitation, the requirement that a Grantee provide consideration for Restricted Stock upon the lapse of restrictions):

          (a) The Committee shall determine the number of shares of Common Stock to be issued to the Grantee pursuant to the award.

          (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the award is granted (the "Restricted Period"). The Committee may impose such other restrictions and conditions on the shares as it deems appropriate including the satisfaction of Performance Goals. Certificates for shares of stock issued pursuant to

     Restricted Stock awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares of stock in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee. In determining the Restricted Period of an award, the Committee may provide that the foregoing restrictions lapse at such times, under such circumstances, and in such installments, as the Committee may determine.

          (c) Subject to such exceptions as may be determined by the Committee, if the Grantee's continuous employment with the Company or any Parent or Subsidiary shall terminate for any reason prior to the expiration of the Restricted Period of an award, any shares remaining subject to restrictions (after taking into account the provisions of Subsection (f) of this Section 10.) shall thereupon be forfeited by the Grantee and transferred to, and reacquired by, the Company or a Parent or Subsidiary at no cost to the Company or such Parent or Subsidiary.

          (d) During the Restricted Period the Grantee shall possess all incidents of ownership of such shares, subject to Subsection (b) of this
     Section 10, including the right to receive cash dividends with respect to such shares and to vote such shares; provided, that shares of Common Stock distributed in connection with a stock split or stock dividend shall be subject to restriction and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such shares are distributed.

          (e) Upon the occurrence of any of the events described in Section 11(c), all restrictions then outstanding with respect to shares of Restricted Stock awarded hereunder shall automatically expire and be of no further force or effect.

          (f) The Committee shall have the authority (and the Restricted Stock Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

11. EFFECT OF CERTAIN CHANGES.

          (a) If there is any change in the shares of Common Stock through the declaration of extraordinary cash dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or other similar transactions, the number of shares of Common Stock available for awards (both the maximum number of shares issuable under the Plan as a whole and the maximum number of shares issuable on a per-employee basis, each as set forth in Section 5 hereof), the number of such shares covered by outstanding awards, the Performance Goals, and the price per share of Options or SARs shall be proportionately adjusted by the Committee to reflect such change in the issued shares of Common Stock; provided, that any fractional shares resulting from such adjustment shall be eliminated; and provided, further, that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Code.

          (b) In the event of the dissolution or liquidation of the Company; in the event of any corporate separation or division, including but not limited to, split-up, split-off or spin-off; or in the event of other similar transactions, the Committee may, in its sole discretion, provide that either:

             (i) the Grantee of any award hereunder shall have the right to exercise an Option (at its then Option Price) and receive such property, cash, securities, or any combination thereof upon such exercise as would have been received with respect to the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division; or

             (ii) each Option shall terminate as of a date to be fixed by the Committee and that not less than thirty (30) days' written notice of the date so fixed shall be given to each Grantee, who shall have the right, during the period of thirty (30) days preceding such termination, to exercise all or part of such Option.

          In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, any award then outstanding shall be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the award or to substitute an equivalent award, in which case the Committee shall, in lieu of such assumption or substitution, provide for the realization of such outstanding awards in the manner set forth in Section 11(b)(i) or 11(b)(ii) above.

          (c) If, while any awards remain outstanding under the Plan, any of the following events shall occur (which events shall constitute a "Change in Control" of the Company):

             (i) the "beneficial ownership," as defined in Rule 13d-3 under the Exchange Act, of securities representing more than a majority of the combined voting power of the Company are acquired by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) the Voting Trust and the Voting Trustees, (D) Edward L. Gaylord or any member of his Immediate Family, or any "person" controlled by, controlling or under common control with Edward L. Gaylord or any member of his Immediate Family; or
        (E) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

             (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another company (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation; or

             (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period);

     then from and after the date on which any such Change in Control shall have occurred (the "Acceleration Date"), any Option, SAR, and share of Restricted Stock awarded pursuant to this Plan shall be exercisable or otherwise nonforfeitable in full, as applicable, whether or not otherwise exercisable or forfeitable.

          Following the Acceleration Date, the Committee shall, in the case of a merger, consolidation, or sale or disposition of assets, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for awards, and to the amount and kind of shares or other securities or property receivable upon exercise or other realization of any outstanding awards after the effective date of such transaction, and, if applicable, the price thereof.

          (d) In the event of a change in the Common Stock of the Company as presently constituted that is limited to a change of all of its authorized shares of Common Stock into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

          (e) Except as herein before expressly provided in this Section 11, the Grantee of an award hereunder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another company; and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an award. The grant of an award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate, or sell, or transfer all or part of its business or assets or engage in any similar transactions.

12. SURRENDER AND EXCHANGES OF AWARDS.

     The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan or any option granted under any other plan, program, or arrangement of the Company or any Subsidiary ("Surrendered Option"), to be conditioned upon the granting to the Grantee of a new Option for the same number of shares of Common Stock as the Surrendered Option, or may require such voluntary surrender as a condition precedent to a grant of a new Option to such Grantee. Subject to the provisions of the Plan, such new Option (1) may be an Incentive Stock Option or a Nonqualified Stock Option and (2) shall be exercisable at the price, during such period, and on such other terms and conditions as are specified by the Committee at the time the new Option is granted. The Committee may also grant Restricted Stock in exchange for Surrendered Options to any holder of such Surrendered Option.

13. PERIOD DURING WHICH AWARDS MAY BE GRANTED.

     Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date of the Distribution (as defined in the Distribution Agreement), provided that awards granted prior to such tenth anniversary date may be extended beyond such date.

14. LIMITS ON TRANSFERABILITY OF AWARDS.

     Awards of Incentive Stock Options (and any SAR related thereto) shall not be transferable otherwise than by will or by the laws of descent and distribution, and all Incentive Stock Options are exercisable during the Grantee's lifetime only by the Grantee. Awards of Nonqualified Stock Options (and any SAR related thereto) shall not be transferable, without the prior written consent of the Committee, other than (i) by will or by the laws of descent and distribution, (ii) by a Grantee to a member of his or her Immediate Family, or (iii) to a trust for the benefit of the Grantee or a member of his or her Immediate Family. Awards of Restricted Stock shall be transferable only to the extent set forth in the Restricted Stock Agreement.

15. EFFECTIVE DATE.

     The Plan shall be deemed to have taken effect on October 1, 1997.

16. AGREEMENT BY GRANTEE REGARDING WITHHOLDING TAXES.

     If the Committee shall so require, as a condition of exercise of an Option or SAR or other realization of an award, each Grantee shall agree that no later than the date of exercise or other realization of an award granted hereunder, the Grantee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, or local taxes of any kind required by law to be withheld upon the exercise of an Option or other realization of an award. Alternatively, the Committee may provide that a Grantee may elect, to the extent permitted or required by law, to have the Company deduct federal, state, and local taxes of any kind required by law to be withheld upon the exercise of an Option or realization of any award from any payment of any kind due to the Grantee. The Committee may, in its sole discretion, permit withholding obligations to be satisfied in shares of Common Stock subject to the award.

17. AMENDMENT AND TERMINATION OF THE PLAN.

     The Board at any time and from time to time may suspend, terminate, modify, or amend the Plan without stockholder approval to the fullest extent permitted by the Exchange Act and the rules and regulations thereunder; provided, however, that no suspension, termination, modification, or amendment of the Plan may adversely affect any award previously granted hereunder, unless the written consent of the Grantee is obtained.

18. RIGHTS AS A SHAREHOLDER.

     Except as provided in Section 10(d) hereof, a Grantee or a transferee of an award shall have no rights as a shareholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 11 hereof.

19. NO RIGHTS TO SERVICE OR EMPLOYMENT.

     Nothing in the Plan or in any award granted or Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee's service to or employment by the Company or such Subsidiary. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to provide service to or is in the employ of the Company or any Subsidiary.

20. BENEFICIARY.

     A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee's estate shall be deemed to be the Grantee's beneficiary.

21. UNFUNDED STATUS OF PLAN.

     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee by the Company, nothing contained herein shall give any such Grantee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

22. GOVERNING LAW.

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

                                                                      APPENDIX B
                         GAYLORD ENTERTAINMENT COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I
                                  INTRODUCTION

     1.1 Establishment of Plan. Gaylord Entertainment Company, a Delaware corporation ("Gaylord") with its principal offices located in Nashville, Tennessee, adopts the following employee stock purchase plan for its eligible employees, effective on July 1, 1999. This Plan shall be known as the Gaylord Entertainment Company Employee Stock Purchase Plan.

     1.2 Purpose. The purpose of this Plan is to provide an opportunity for eligible employees of the Employer to become stockholders of Gaylord. It is believed that broad-based employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Employer and to the mutual benefit of its employees and shareholders.

     1.3 Qualification. This Plan is intended to be an employee stock purchase plan which qualifies for favorable Federal income tax treatment under Section 423 of the Code.

     1.4 Rule 16b-3 Compliance. This Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, and should be interpreted in accordance therewith.

                                   ARTICLE II
                                  DEFINITIONS

     As used herein, the following words and phrases shall have the meanings specified below:

     2.1 Board of Directors.  The Board of Directors of Gaylord.

     2.2 Closing Market Price. The closing price of the Stock as reported in the consolidated trading of the New York Stock Exchange listed securities; provided that if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on the New York Stock Exchange, the market value of the Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.

     2.3 Code.  The Internal Revenue Code of 1986, as amended from time to time.

     2.4 Commencement Date. The first day of each Option period. The first Commencement Date shall be July 1, 1999.

     2.5 Contribution Account. As set forth in Article V, the account established on behalf of a Participant to which shall be credited the amount of the Participant's contribution.

     2.6 Effective Date.  July 1, 1999.

     2.7 Employee.  Each employee of an Employer except:

          (a) any employee whose customary employment is twenty (20) hours per week or less, or

          (b) any employee whose customary employment is for not more than five months in any calendar year.

     2.8 Employer. Gaylord and any United States corporation which is a Subsidiary of Gaylord (except for a Subsidiary which by resolution of the Board of Directors is expressly not authorized to become a participating Employer). The term "Employer" shall include any corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided such corporation does not affirmatively disavow this Plan.

     2.9 Exercise Date. The last trading date of each Option Period on the New York Stock Exchange.

     2.10 Exercise Price. The price per share of the Stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.

     2.11 Five-Percent Shareholder. An Employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock of Gaylord or any Subsidiary thereof. In determining this five percent test, shares of stock which the Employee may purchase under outstanding options, warrants or other convertible securities, as well as stock attributed to the Employee from members of his family or otherwise under Section 424(d) of the Code, shall be treated as stock owned by the Employee in the numerator, but shares of stock which may be issued under options, warrants or other convertible securities shall not be counted in the total of outstanding shares in the denominator.

     2.12 Grant Date. The first trading date of each Option Period on the New York Stock Exchange.

     2.13 Option Period. Successive periods of three (3) months (i) commencing on July 1 and ending on September 30, (ii) commencing on October 1 and ending on December 31, (iii) commencing on January 1 and ending on March 31, and (iv) commencing on April 1 and ending on June 30.

     2.14 Participant. Any Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.

     2.15 Plan.  Gaylord Entertainment Company Employee Stock Purchase Plan.

     2.16 Plan Administrator. The committee composed of one or more individuals to whom authority is delegated by the Board of Directors to administer the Plan. The initial committee shall be the Benefits Trust Committee of Gaylord.

     2.17 Share Account. As set forth in Article VIII, the account established on behalf of a Participant to which shall be credited the number of shares of Stock purchased by such Participant through exercise of the options granted hereunder.

     2.18 Stock. Those shares of common stock of Gaylord which are reserved pursuant to Section 6.1 for issuance upon the exercise of options granted under this Plan.

     2.19 Subsidiary. Any United States corporation in an unbroken chain of corporations beginning with Gaylord, each of which (other than the last corporation in the chain) owns stock possessing eighty percent (80%) or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

     2.20 Total Compensation. All amounts paid to a Participant, such as salary, wages, bonus, commissions and overtime, except that Total Compensation shall not include any distributions from a plan of deferred compensation, any income realized with respect to a stock option or with respect to the grant of shares of stock (including income realized when any such shares become freely transferable or are no longer subject to a substantial risk of forfeiture). Total Compensation shall include elective deferrals to a qualified plan under
Section 401(k) of the Code, salary reduction contributions to a cafeteria plan under Section 125 of the Code, and elective deferrals to a nonqualified deferred compensation plan.

                                  ARTICLE III
                              SHAREHOLDER APPROVAL

     3.1 Shareholder Approval Required. Without the approval of the shareholders of Gaylord, no amendment to this Plan shall increase the number of shares reserved under the Plan, other than as provided in Section 10.3. Approval by shareholders must comply with applicable provisions of the corporate charter and bylaws of Gaylord and with Delaware law prescribing the method and degree of shareholder approval required for issuance of corporate stock or options.

                                   ARTICLE IV
                         ELIGIBILITY AND PARTICIPATION

     4.1 Conditions. Each Employee shall become eligible to become a Participant for each Option Period on its Commencement Date if such Employee has been employed by the Employer for a continuous period at least twelve (12) months prior to the Commencement Date. No Employee who is a Five-Percent Shareholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be granted an option to purchase Stock under the Plan.

     4.2 Application for Participation. Each Employee who becomes eligible to participate shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder, Employee shall complete such form and file it with Employer no later than thirty (30) days prior to the next Commencement Date or, in the case of the first Commencement Date, no later than June 15, 1999. The completed enrollment form shall indicate the amount of Employee contribution authorized by the Employee. If no new enrollment form is filed by a Participant in advance of any Option Period after the initial Option Period, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to the limit of fifteen percent (15%) of Total Compensation specified in Section 5.1). If any Employee does not elect to participate in any given Option Period, such Employee may elect to participate on any future Commencement Date so long as such Employee continues to meet the eligibility requirements.

     4.3 Date of Participation. All Employees who elect to participate shall be enrolled in the Plan commencing with the first day of the Option Period following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.

     4.4 Acquisition or Creation of Subsidiary. If the stock of a corporation is acquired by Gaylord or another Employer so that the acquired corporation becomes a Subsidiary, or if a Subsidiary is created, the Subsidiary in either case shall automatically become an Employer and its Employees shall become eligible to participate in the Plan on the first Commencement Date after the acquisition or creation of the Subsidiary, as the case may be. In the case of an acquisition, credit shall be given to Employees of the acquired Subsidiary for service with such corporation prior to the acquisition for purposes of satisfying the requirement of Section 4.1 of twelve (12) months continuous employment. Notwithstanding the foregoing, the Board of Directors may by appropriate resolutions (i) provide that the acquired or newly created Subsidiary shall not be a participating Employer, (ii) specify that the acquired or newly created Subsidiary will become a participating Employer on a Commencement Date other than the first Commencement Date after the acquisition or creation, or (iii) attach any condition whatsoever (including denial of credit for prior service) to eligibility of the employees of the acquired or newly created Subsidiary.

                                   ARTICLE V
                              CONTRIBUTION ACCOUNT

     5.1 Employee Contributions. The enrollment form signed by each Participant shall authorize the Employer to deduct from the Participant's compensation an after-tax amount equal to either (i) an exact number of dollars during each payroll period of not less than twenty dollars ($20.00) for a monthly payroll period, or (ii) a specified percentage of the Participant's Total Compensation; provided, however, that such deduction shall not exceed fifteen percent (15%) of the Participant's Total Compensation for the Option Period. The dollar amount deducted each payday shall be credited to the Participant's Contribution Account. Participant contributions will not be permitted to commence at any time during the Option Period other than on a Commencement Date. No interest will accrue on any contributions or on the balance in a Participant's Contribution Account.

     5.2 Modification of Contribution Rate. No change shall be permitted in a Participant's amount of withholding except upon a Commencement Date, and then only if the Participant files a new enrollment form with the Employer at least thirty (30) days in advance of the Commencement Date designating the desired withholding rate. Notwithstanding the foregoing, a Participant may notify the Employer at any time that the Participant wishes to discontinue the Participant's contributions (except during the last thirty (30) days of the Option Period). This notice shall be in writing and on such forms as provided by the Employer and shall become effective as of a date provided on the form not more than thirty (30) days following its receipt by the Employer. The Participant shall become eligible to recommence contributions on the next Commencement Date.

     5.3 Withdrawal of Contributions. A Participant may elect to withdraw the balance of his Contribution Account at any time during the Option Period prior to the Exercise Date (except during the last thirty (30) days of the Option Period). The option granted to a Participant shall be canceled upon his withdrawal of the balance in his Contribution Account. This election to withdraw must be in writing on such forms as may be provided by the Employer. If contributions are withdrawn in this manner, further contributions during that Option Period will be discontinued in the same manner as provided in Section 5.2, and the Participant shall become eligible to recommence contributions on the next Commencement Date.

     5.4 Lump Sum Contributions.  Subject to the limitations described in
Section 5.5, a Participant who has not discontinued his contributions pursuant to Section 5.2 or elected to withdraw his contributions pursuant to Section 5.3 may make no more than one (1) lump sum contribution during each Option Period. These lump sum contributions shall be paid by check by the Participant, delivered at least fifteen (15) days prior to the Exercise Date, and shall be credited to the Participant's Contribution Account.

     5.5 Limitations on Contributions. During each Option Period, the total contributions by a Participant to his Contribution Account (including both contributions by payroll deduction pursuant to Section 5.1 and lump sum contributions pursuant to Section 5.4) shall not exceed fifteen percent (15%) of the Participant's Total Compensation for the Option Period. If a Participant's total contributions should exceed this limit, the excess shall be returned to the Participant after the end of the Option Period, without interest.

                                   ARTICLE VI
                        ISSUANCE AND EXERCISE OF OPTIONS

     6.1 Reserved Shares of Stock. Gaylord shall reserve five hundred thousand (500,000) shares of Stock for issuance upon exercise of the options granted under this Plan.

     6.2 Issuance of Options. On the Grant Date each Participant shall be deemed to receive an option to purchase Stock with the number of shares and Exercise Price determined as provided in this Article VI, subject to the maximum limit specified in Section 6.6(a) and (b). All such options shall be automatically exercised on the following Exercise Date, except for options which are canceled when a Participant withdraws the balance of his Contribution Account or which are otherwise terminated under the provisions of this Plan.

     6.3 Determination of Exercise Price. The Exercise Price of the options granted under this Plan for any Option Period shall be the lesser of

          (a) eighty-five percent (85%) of the Closing Market Price of the Stock on the Exercise Date;

          (b) eighty-five percent (85%) of the Closing Market Price of the Stock on the Grant Date.

     6.4 Purchase of Stock. On an Exercise Date, all options shall be automatically exercised, except that the options of a Participant who has terminated employment pursuant to Section 7.1 or who has withdrawn all his contribution shall expire. The Contribution Account of each Participant shall be used to purchase the maximum number of shares of Stock (including fractional shares) determined by dividing the Exercise Price into the balance of the Participant's Contribution Account.

     6.5 Terms of Options. Options granted under this Plan shall be subject to such amendment or modification as the Employer shall deem necessary to comply with any applicable law or regulation, including but not limited to Section 423 of the Code, and shall contain such other provisions as the Employer shall from time to time approve and deem necessary.

     6.6 Limitations on Options. The options granted hereunder are subject to the following limitations:

          (a) The maximum number of shares of Stock which may be purchased by any Participant on an Exercise Date shall be 2000 shares. This maximum number of shares shall be adjusted upon the occurrence of an event described in Section 10.3.

          (b) No Participant shall be permitted to purchase during any calendar year Stock under this Plan (and any other plan of the Employer or Subsidiary which is qualified under Section 423 of the Code) having a market value in excess of $25,000 (as determined on the Grant Date for the Option Period during which each such share of Stock is purchased).

          (c) No option may be granted to a Participant if the Participant immediately after the option is granted would be a Five-Percent Shareholder.

          (d) No Participant may assign, transfer or otherwise alienate any options granted to him under this Plan, otherwise than by will or the laws of descent and distribution, and such options must be exercised during the Participant's lifetime only by the Participant.

     6.7 Pro-Rata Reduction of Optioned Stock. If the total number of shares of Stock to be purchased under option by all Participants on an Exercise Date exceeds the number of shares of Stock remaining authorized for issuance under
Section 6.1, a pro-rata allocation of the shares of Stock available for issuance will be made among Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants.

     6.8 State Securities Laws. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue shares of Stock to any Participant if to do so would violate any State securities law applicable to the sale of Stock to such Participant. In the event that the Company refrains from issuing shares of Stock to any Participant in reliance on this Section, the Company shall return to such Participant the amount in such Participant's Contribution Account that would otherwise have been applied to the purchase of Stock.

                                  ARTICLE VII
                          TERMINATION OF PARTICIPATION

     7.1 Termination of Employment. Any Employee whose employment with the Employer is terminated during the Option Period prior to the Exercise Date for any reason except death, disability or retirement at or after age 55 shall cease being a Participant immediately. The balance of that Participant's Contribution Account shall be paid to such Participant as soon as practical after his termination. The option granted to such Participant shall be null and void.

     7.2 Death. If a Participant should die while employed by the Employer, no further contributions on behalf of the deceased Participant shall be made. The legal representative of the deceased Participant may elect to withdraw the balance in said Participant's Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant died. In the event no election to withdraw is made prior to the Exercise Date, the balance accumulated in the deceased Participant's Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4.

     7.3 Retirement. If a Participant shall retire from the employment of the Employer at or after attaining age 55, no further contributions on behalf of the retired Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant retired. In the event no election to withdraw is made prior to the Exercise Date, the balance accumulated in the retired Participant's Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4.

     7.4 Disability. If a Participant should terminate employment with the Employer on account of disability, as determined by reference to the definition of "disability" in the Employer's long-term disability plan, no further contributions on behalf of the disabled Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant became disabled. In the event no election to withdraw is made prior to the Exercise Date, the balance accumulated in the disabled Participant's Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4.

                                  ARTICLE VIII
                               OWNERSHIP OF STOCK

     8.1 Stock Certificates. As soon as practical after the Exercise Date, Gaylord will credit the Share Account maintained for the benefit of each Participant by the Company with that number of shares of Stock purchased by such Participant through exercise of the options granted hereunder. Certificates may be issued at the request of the Participant (i) in the name of the Participant,
(ii) jointly in the name of the Participant and a member of the Participant's family, (iii) in trust to a trustee, (iv) to the Participant as custodian for the Participant's child under the Gift to Minors Act, or (v) to the legal representative of a deceased Participant.

     8.2 Premature Sale of Stock. If a Participant (or former Participant) sells or otherwise disposes of any shares of Stock obtained under this Plan

        (a) prior to two (2) years after the Grant Date of the option under which such shares were obtained; or

        (b) prior to one (1) year after the Exercise Date on which such shares were obtained,

that Participant (or former Participant) must notify the Employer immediately in writing concerning such disposition.

     8.3 Restrictions on Sale. The Plan Administrator may, in its sole discretion, place restrictions on the sale or transfer of shares of Stock purchased under the Plan during any Option Period by notice to all Participants of the nature of such restrictions given in advance of the Commencement Date of such Option Period. The restrictions may prevent the sale, transfer or other disposition of any shares of Stock purchased during the Option Period for a period of up to two years from the Grant Date, subject to such exceptions as the Plan Administrator may determine (e.g., termination of employment with the Employer). If the Participant requests the issuance of a certificate pursuant to
Section 8.1 for shares that are restricted, the certificates shall contain an appropriate legend disclosing the nature and duration of the restriction. Any such restrictions determined by the Plan Administrator shall be applicable equally to all shares of Stock purchased during the Option Period for which the restrictions are first applicable and to all shares of Stock purchased during subsequent Option Periods unless otherwise determined by the Plan Administrator. If the Plan Administrator should change or eliminate the restrictions for a subsequent Option Period, notice of such action shall be given to all Participants.

                                   ARTICLE IX
                          ADMINISTRATION AND AMENDMENT

     9.1 Administration.  The Plan Administrator shall (i) administer the Plan,
(ii) keep records of the Contribution Account balance of each Participant, (iii) keep records of the Share Account for each Participant, (iv) interpret the Plan,
(v) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, and all other matters of administration, and (vi) determine whether to place restrictions on the sale and transfer of Stock and the nature of such restrictions, as provided in Section 8.3. The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers or other Employees who are Participants). The Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.

     9.2 Amendment. The Board of Directors may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall become null and void and the balance in each Participant's Contribution Account shall be paid to that Participant. Notwithstanding the foregoing, no amendment of the Plan as described in Section 3.1 shall become effective until and unless such amendment is approved by the shareholders of Gaylord.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Expenses. The Employer will pay all expenses of administering this Plan that may arise in connection with the Plan.

     10.2 No Contract of Employment. Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any Employee or to be an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.

     10.3 Adjustment Upon Changes in Stock. The aggregate number of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors) in an equitable manner to reflect changes in the capitalization of Gaylord, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any adjustment under this Section 10.3 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares available under the Plan and the number of shares covered under any options granted pursuant to the Plan shall be the next lower number of shares, rounding all fractions downward.

     10.4 Employer's Rights. The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

     10.5 Limit on Liability. No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of Gaylord or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefore, and any and all liabilities of any and all rights and claims against Gaylord, an Employer, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this plan; provided, however, no waiver shall occur, solely by reason of this Section 10.5, of any right which is not susceptible to advance waiver under applicable law.

     10.6 Gender and Number. For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.

                                                                     APPENDIX C
                                                                          PROXY

                         GAYLORD ENTERTAINMENT COMPANY
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999
 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GAYLORD ENTERTAINMENT COMPANY

    The undersigned hereby appoints Edward L. Gaylord and Terry E. London, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Gaylord Entertainment Company (the "Company") to be held at the Presidential Ballroom, Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee, on Thursday, May 13, 1999, at 10:00 a.m., local time, and any adjournment(s) thereof (the "Meeting").

    Your shares will be voted in accordance with your specifications on the opposite side. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE ELECTION OF THE THREE (3) NOMINEES SET FORTH BELOW; FOR THE PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED 1997 STOCK OPTION AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR GRANT AND ISSUANCE PURSUANT THERETO; FOR THE PROPOSAL TO APPROVE AND ADOPT THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN; FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ACCOUNTANTS; AND, IN THE DISCRETION OF THE PERSONS ENTITLED TO VOTE THE SHARES, FOR ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF, IN EACH CASE AS MORE FULLY SET FORTH IN THE ACCOMPANYING PROXY STATEMENT OF THE COMPANY.

           VOTES MUST BE INDICATED [X] USING BLACK OR BLUE INK ONLY.

           (Continued, and to be dated and signed on the other side.)

1.   ELECTION OF DIRECTORS. Nominees for three-year term ending
     2002: Martin C. Dickinson, Christine Gaylord Everest and
     Howard L. Wood
     [ ] FOR ALL NOMINEES (except as indicated below)
     [ ] AUTHORITY WITHHELD TO VOTE FOR ALL NOMINEES
     To withhold authority to vote for any individual nominee,
     mark "FOR ALL NOMINEES" and write the excepted nominee's
     name on the line below.
     Exception:
     ------------------------------------------------------------
2.   PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED 1997
     STOCK OPTION AND INCENTIVE PLAN TO INCREASE THE NUMBER OF
     SHARES AUTHORIZED FOR GRANT AND ISSUANCE PURSUANT THERETO.
     [ ] FOR          [ ] AGAINST          [ ] ABSTAIN
3.   PROPOSAL TO APPROVE AND ADOPT THE COMPANY'S EMPLOYEE STOCK
     PURCHASE PLAN.
     [ ] FOR          [ ] AGAINST          [ ] ABSTAIN
4.   PROPOSAL TO RATIFY THE APPOINTMENT OF ACCOUNTANTS.
     [ ] FOR          [ ] AGAINST          [ ] ABSTAIN
5.   IN THE DISCRETION OF THE PERSON(S) ENTITLED TO VOTE THE
     SHARES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE
     SAID MEETING OR ANY ADJOURNMENTS THEREOF.

                                           Dated:                        , 1999.
                                           ------------------------------

                                           -------------------------------------
                                           Signature

                                           -------------------------------------
                                           Signature(s), if held jointly

                                           Please sign exactly as your
                                           name appears on your stock
                                           certificate. If registered in
                                           the names of two or more
                                           persons, each should sign.
                                           Executors, administrators,
                                           trustees, guardians,
                                           attorneys, and corporate
                                           officers should show their
                                           full title.

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.